Exhibit 10.36

Redacted Exhibit: This Exhibit contains certain identified information that has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed. Redacted information is identified by [*],

SECOND AMENDED AND RESTATED
MASTER OPERATIONS AND MAINTENANCE AGREEMENT
between
BLOOM ENERGY CORPORATION,
as Operator
and
DIAMOND STATE GENERATION PARTNERS, LLC,
as Owner
dated as of December 23, 2019

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ARTICLE I. DEFINITIONS	2

Section 1.1	Definitions. 2

Section 1.2	Other Definitional Provisions. 16

ARTICLE II. APPOINTMENT OF OPERATOR AS SERVICE PROVIDER	17

Section 2.1	Appointment of Operator. 17

Section 2.2	Access to Sites. 17

Section 2.3	Performance Standards. 17

Section 2.4	Disposal; Right of First Refusal. 18

Section 2.5	Insurance. 18

Section 2.6	Third Party Warranties. 18

Section 2.7	Access; Cooperation. 18

ARTICLE III. FACILITY SERVICES	19

Section 3.1	In General. 19

Section 3.2	Operation and Maintenance Services. 20

Section 3.3	Service Fees. 23

Section 3.4	Remote Monitoring; BloomConnect. 24

Section 3.5	Permits; Tariff. 25

Section 3.6	Coordination of Relationship. 26

ARTICLE IV. WARRANTIES	26

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Section 4.1	Facility Services Warranty. 26

Section 4.2	Output Guaranty. 27

Section 4.3	Project Efficiency Guaranty. 27

Section 4.4	[Reserved]. 28

Section 4.5	Output Warranty. 28

Section 4.6	[Reserved]. 28

Section 4.7	Project Warranty. 28

Section 4.8	Exclusions. 29

Section 4.9	Warranty and Guaranty Claims. 29

Section 4.10	Disclaimers. 31

ARTICLE V. RECORDS AND AUDITS	32

Section 5.1	Record-Keeping Documentation; Audit Rights. 32

Section 5.2	Reports; Other Information. 34

ARTICLE VI. DATA ACCESS	34

Section 6.1	Access to Data and Meters. 34

ARTICLE VII. REPRESENTATIONS AND WARRANTIES OF OPERATOR	35

Section 7.1	Representations and Warranties of Operator. 35

ARTICLE VIII. REPRESENTATIONS AND WARRANTIES OF OWNER	38

Section 8.1	Representations and Warranties of Owner. 38

ARTICLE IX. CONFIDENTIALITY	39

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Section 9.1	Confidential Information. 39

Section 9.2	Restricted Access. Subject to Section 11.8: 40

Section 9.3	Permitted Disclosures. 41

ARTICLE X. INTELLECTUAL PROPERTY	43

Section 10.1	No Software Warranty. 43

Section 10.2	Representations and Warranties. 43

ARTICLE XI. EVENTS OF DEFAULT AND TERMINATION	43

Section 11.1	Operator Default. 43

Section 11.2	Owner Default. 44

Section 11.3	Owner’s Remedies Upon Occurrence of an Operator Default. 44

Section 11.4	Operator’s Remedies Upon Occurrence of an Owner Default. 45

Section 11.5	Preservation of Rights. 45

Section 11.6	Force Majeure. 45

Section 11.7	No Duplication of Claims; Cumulative Limitation of Liability Caps. 46

Section 11.8	Actions to Facilitate Continued Operations After an Owner Termination. 46

Section 11.9	Termination at Expiration of Tariff; Removal of Facilities by Operator. 47

Section 11.10	Termination of Owner Obligations 48

ARTICLE XII. INDEMNIFICATION	48

Section 12.1	IP Indemnity. 48

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Section 12.2	Indemnification of Operator by Owner. 50

Section 12.3	Indemnification of Owner by Operator. 50

Section 12.4	Indemnity Claims Procedure. 51

Section 12.5	Limitation of Liability; Waiver. 52

Section 12.6	Liquidated Damages; Estoppel. 53

Section 12.7	Survival. 53

Section 12.8	After-Tax Basis. 53

ARTICLE XIII. MISCELLANEOUS PROVISIONS	53

Section 13.1	Amendment and Modification. 53

Section 13.2	Waiver of Compliance; Consents. 54

Section 13.3	Notices. 54

Section 13.4	Assignment. 55

Section 13.5	Dispute Resolution; Service of Process. 56

Section 13.6	Governing Law, Jurisdiction, Venue. 57

Section 13.7	Counterparts. 57

Section 13.8	Interpretation. 57

Section 13.9	Entire Agreement. 57

Section 13.10	Construction of Agreement. 58

Section 13.11	Severability. 58

Section 13.12	Further Assurances. 58

Section 13.13	Independent Contractor. 58

Section 13.14	Service Providers. 59

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Section 13.15	Rights to Deliverables. 59

Section 13.16	Limitation on Export. 60

Section 13.17	Time of Essence. 60

Section 13.18	No Rights in Third Parties. 60

Section 13.19	No Modification or Alteration of DSGP Operating Agreement. 60

Section 13.20	Amendment and Restatement of First A&R MOMA. 60

ANNEXES
Annex A    Minimum Power Product and Minimum kWh Example Calculations
Annex B    Insurance
Annex C    Sample Output Guaranty Calculation
Annex D    Sample Output Warranty Calculation

EXHIBITS
Exhibit A    Parties’ Managers
Exhibit B    Service Fees
Exhibit C    Operator Corporate Safety Plan
Exhibit D    Operator Subcontractor Quality Plan
Exhibit E    Environmental Compliance Duties

SCHEDULES

Schedule 3.2             Operations and Maintenance Procedures
Schedule 5.1(A)(VII)        Certain Reporting Requirements
Schedule 13.14        Major Service Providers

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SECOND AMENDED AND RESTATED
MASTER OPERATIONS AND MAINTENANCE AGREEMENT
This SECOND AMENDED AND RESTATED MASTER OPERATIONS AND MAINTENANCE AGREEMENT (this “Agreement”), dated as of December 23, 2019 (the “Agreement Date”), is entered into by and between BLOOM ENERGY CORPORATION, a Delaware corporation (“Operator”), and DIAMOND STATE GENERATION PARTNERS, LLC, a Delaware limited liability company (“Owner”). Operator and Owner are referred to in this Agreement individually, as a “Party” and, collectively, as the “Parties.”
RECITALS
WHEREAS, Operator is in the business of designing, engineering, constructing, commissioning, operating, and maintaining on-site solid oxide fuel cell power generating Facilities comprised of Bloom Systems and BOF (as defined below);
WHEREAS, Owner is the owner of a 17.7 MW fuel cell generation project composed of Bloom Systems purchased pursuant to that certain Fuel Cell System Supply and Installation Agreement, dated June 14, 2019, by and between the Owner and Operator (such Bloom Systems, the “Phase 1 New Systems” and such agreement, the “Phase 1 CapEx Agreement”) and operated by Operator pursuant to that certain Amended and Restated Master Operation and Maintenance Agreement, by and between Owner and Operator, dated June 14, 2019 (the “First A&R MOMA”);
WHEREAS, on or about the Agreement Date hereof, Owner and Operator are entering into that certain Fuel Cell System Supply and Installation Agreement (the “Phase 2 CapEx Agreement”), pursuant to which, among other things, (i) Operator (as “Seller” under such Phase 2 CapEx Agreement) will sell to Owner (as “Buyer” under such Phase 2 CapEx Agreement) and Owner will purchase from Operator, new Bloom Systems with aggregate System Capacity of up to 9.8 MW (such Bloom Systems, the “Phase 2 New Systems”) and all shared infrastructure BOF not already existing at the Project Site, and (ii) Operator (as “Seller” under such Phase 2 CapEx Agreement) will design, engineer, procure, construct, and commission each of the Phase 2 New Systems and such shared infrastructure BOF at the Project Sites; and
WHEREAS, Owner and Operator now wish to amend and restate the First A&R MOMA in order to, among other things, update the terms and conditions of Operator’s operations and maintenance services for the Phase 1 New Systems and BOF (as defined below), provide for Operator to operate and maintain the Phase 2 New Systems and shared infrastructure BOF following such Bloom Systems’ commissioning, and make certain other amendments to the First A&R MOMA, all in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree to amend and restate in its entirety the First A&R MOMA as follows:
AGREEMENT

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ARTICLE I.
DEFINITIONS
Section 1.1    Definitions. As used in this Agreement, capitalized terms not otherwise defined shall have the meanings set forth below:
“A&R Administrative Services Agreement” means that certain Second Amended and Restated Administrative Services Agreement, amended and restated as of even date herewith, by and between Operator, as “Administrator,” and Owner, as “Project Company.”
“Actual Gas Consumption” with respect to any measurement period, the fuel consumed by the Project, measured in BTUs on a higher heating value basis as determined by the Facility Gas Meters.
“Actual kWh” means the actual electricity output in kWh produced by a Facility and measured by the Facility Meter and, where appropriate in the context of this Agreement, aggregated together with the actual electricity output of the other Facility.
“Affiliate” of any Person means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, provided that notwithstanding anything in this Agreement to the contrary, Operator is not an Affiliate of Owner. For purposes of this Agreement, the direct or indirect ownership of over fifty percent (50%) of the outstanding voting securities of an entity, or the right to receive over fifty percent (50%) of the profits or earnings of an entity shall be deemed to constitute control. Such other relationships as in fact results in actual control over the management, business and affairs of an entity, shall also be deemed to constitute control.
“Agreement” is defined in the preamble.
“Agreement Date” is defined in the preamble.
“Appraisal Procedure” means within fifteen (15) days of a Party invoking the procedure described in this definition Owner and Operator shall engage a Qualified Appraiser, mutually acceptable to them, to conclusively determine within fifteen (15) days after appointment the Fair Market Value of a Bloom System.
“Bankruptcy” as to any Person means (a) such Person admits in writing its inability to pay its debts generally as they become due; (b) such Person files a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other Legal Requirements of the United States of America or any State, district or territory thereof; (c) such Person makes an assignment for the benefit of creditors; (d) such Person consents to the appointment of a receiver of the whole or any substantial part of its assets; (e) such Person has a petition in bankruptcy filed against it, and such petition is not dismissed within sixty (60) days after the filing thereof; (f) a court of competent jurisdiction enters an order, judgment, or decree appointing a receiver of the whole or any substantial part of such Person’s assets, and such order, judgment or decree is not vacated or set aside or stayed

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within sixty (60) days from the date of entry thereof; or (g) under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the whole or any substantial part of such Person’s assets and such custody or control is not terminated or stayed within sixty (60) days from the date of assumption of such custody or control.
“Bloom System” means a solid oxide fuel cell power generating system, capable of being powered by natural gas, which is designed, constructed and installed by Bloom Energy Corporation (a/k/a, “Operator” hereunder) and the related BOF. For the avoidance of doubt, each Phase 1 New System and each Phase 2 New System constitutes a “Bloom System” for purposes of this Agreement.
“Bloom System Meter” means, with respect to a Bloom System, the internal electricity generation meter located within such Bloom System, which is designed to measure the actual electricity output in kWh produced by such Bloom System.
“BOF” means, for each Site, the (a) existing balance of facility items included in each Facility as of the Original Agreement Date, including, as applicable, Electrical Interconnection Facilities, the natural gas supply facilities, the water supply facilities, the data communications facilities, the foundations formerly used for the Removed Systems or currently used for the Phase 1 New Systems and any other facilities and equipment formerly ancillary to the Removed Systems or currently ancillary to the Phase 1 New Systems and installed in connection with the Facility at each Site and all other things ancillary to the Facility and required on or in the vicinity of the Site which were necessary for operation of the Removed Systems prior to their decommissioning, which are necessary for operation of the Phase 1 New Systems or which are otherwise required by the Tariff or Site Lease for such Site (“Existing BOF”), and (b) any new balance of facility items installed in a Facility after the Original Agreement Date, including, as applicable, any new components in respect of Electrical Interconnection Facilities, the natural gas supply facilities, the water supply facilities, or the data communications facilities, the foundations for the Phase 1 New Systems or Phase 2 New Systems and any other facilities and equipment ancillary to the Phase 1 New Systems or Phase 2 New Systems and installed in connection with the Facility at each Site and all other things ancillary to the Facility and required on or in the vicinity of the Site which are necessary to achieve Commissioning after the Agreement Date with respect to any Phase 2 New System at each such Site or which are otherwise required by the Tariff or Site Lease for any Phase 2 New System or Site (“New BOF”). For clarity, “BOF” excludes any Existing BOF item that is removed from a Facility as part of the Installation Services as of the date of such removal.
“Brookside Facility” means all Bloom Systems and BOF located at 512 E. Chestnut Hill Road, Newark, DE 19713.
“BTUs” means British Thermal Units.
“Business Day” means a day other than a Saturday, Sunday or other day on which banks in New York, New York, or San Francisco, California, are authorized or required to close.

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“Claiming Party” is defined in Section 11.6.
“Coastal Zone Permit” means [*].
“Code” means the Internal Revenue Code of 1986, as amended.
“Commissioned” and “Commissioning” shall have the meaning afforded to such terms in the Phase 2 CapEx Agreement.
“Commissioning Date” means, with respect to any Bloom System, the date on which Commissioning of such Bloom System has occurred under the Phase 1 CapEx Agreement or the Phase 2 CapEx Agreement, as applicable.
“Confidential Information” is defined in Section 9.1.
“Documentation” means Bloom System documentation for a Facility, including testing, engineering, specifications, and operations and maintenance manuals, Training Materials, drawings, reports, standards, schematics, directions, samples and patterns, including any such Documentation required to be delivered prior to Commissioning a Bloom System pursuant to the Phase 1 CapEx Agreement or the Phase 2 CapEx Agreement, as applicable.
“DPL” means Delmarva Power & Light Company, d/b/a Delmarva Power, an investor owned utility company regulated by the Delaware Public Service Commission.
“DPL Agreements” means the service applications between Owner and DPL with respect to the REPS Act, the Tariff and the Gas Tariff, whereby DPL shall (a) serve as the agent for collection of amounts due from Owner (if any) and for disbursement of amounts due to Owner under the Tariff and (b) sell to Owner natural gas under the Gas Tariff.
“DSGP Operating Agreement” means that certain Fourth Amended and Restated Limited Liability Company Agreement of Diamond State Generation Partners, LLC, as amended and restated as of even date herewith, among Diamond State Generation Holdings, LLC, SP Diamond State Class B Holdings, LLC, and Assured Guaranty Municipal Corp.
“ECCA” means that certain Equity Capital Contribution Agreement, dated as of the date hereof, among Owner, Assured Guaranty Municipal Corp., Diamond State Generation Holdings, LLC, SP Diamond State Class B Holdings, LLC, and Operator.
“Efficiency” means, with respect a Facility, as applicable, the quotient of F/E, where (a) F = the fuel consumed by the Bloom System(s) comprising such Facility measured in BTUs on a higher heating value basis as determined by the Facility Gas Meter(s) included in such Facility and (b) E = the electricity produced by the Bloom System(s), comprising such Facility measured in kWh as determined by the Facility Meter(s) included in such Facility.
“Efficiency Guaranty” is defined in Section 4.3(a).

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“Efficiency Guaranty Bank” means the virtual bank maintained by Operator in accordance with Section 4.3, tracking the Project’s aggregate Efficiency for purposes of the Efficiency Guaranty.
“Efficiency Guaranty Payment Cap” means (x) the aggregate Purchase Price of all Bloom Systems constituting the Project as of the applicable date, less (y) any amounts paid hereunder pursuant to the Output Guaranty.
“Electrical Interconnection Facilities” means the equipment and facilities required to safely and reliably interconnect a Facility to the transmission system of DPL or distribution system of PJM pursuant to the Interconnection Agreement for such Facility, including the collection system between the applicable Bloom System, transformers and all switching, metering, communications, control and safety equipment, including the facilities described in any applicable Interconnection Agreement.
“Environmental Law” means any applicable federal, state, or local laws, ordinances, rules or regulations relating to (a) protection of the air, water, land, natural resources, biological resources, or (b) the exposure to, or generation, use, handling, release, treatment, storage, disposal and transportation of, Hazardous Materials, in each case, including (to the extent applicable) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.), as amended by the Superfund Amendments and Reauthorization Act of 1986, the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 11001 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), as amended by the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §§ 2701 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), and any other local, state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.
“Environmental Requirements” means any Environmental Law, agreement or restriction (including any condition or requirement imposed by any insurance or surety company), as the same now exists or may be changed or amended or come into effect in the future, which pertains to (a) the protection of air, water, land, natural resources, biological resources, or (b) the exposure to, or generation, use, handling, release, treatment, storage, disposal and transportation of, Hazardous Materials.
“Existing BOF” has the meaning set forth in the definition of “BOF.”
“Extended Warranty Period” means, with respect to each Bloom System, the period commencing on the Commissioning Date of such Bloom System and ending on the thirtieth (30th) anniversary of such date.

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“Facility” means, with respect to each of the Brookside Facility and the Red Lion Facility, the Phase 1 New Systems, the Phase 2 New Systems, and the BOF at such Site, as may at any point in time share a single Interconnection Point and be operated as a unified whole.
“Facility Meter” means the revenue quality electricity generation meter located at the metering point, which shall register all energy produced by a Facility and delivered to the Interconnection Point.
“Facility Services” is defined in Section 3.1.
“Facility Services Warranty” is defined in Section 4.1.
“Facility Gas Meter” means, with respect to a Facility, the gas meter at the applicable Site, measuring the gas supplied to the Bloom Systems operating at such Site pursuant to the applicable Gas Supply Agreement.
“Fair Market Value” means, with respect to any Bloom System, the price at which such asset would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell, and both having reasonable knowledge of the relevant facts, and specifically with respect to a Bloom System or any portion thereof, as determined consistently with Section 4.05 of Revenue Procedure 2007-65.
“FERC” means the Federal Energy Regulatory Commission and any successor.
“First A&R MOMA” is defined in the Recitals.
“Force Majeure Event” means any event or circumstance that (a) prevents a Party from performing its obligations under this Agreement; (b) was not reasonably foreseeable by such Party; (c) was not within the reasonable control of, or the result of the negligence of such Party or a breach of this Agreement by such Party; and (d) such Party is unable to reasonably mitigate, avoid or cause to be avoided with the exercise of due diligence. “Force Majeure Event” may include, provided that the conditions in (a) through (d) in the foregoing sentence are met, a failure or interruption of performance due to an act of God, civil or military authority, war, civil disturbances, terrorist activities, fire, explosions, the external power delivery system (a/k/a the grid) being out of the required specifications or totally failing (a/k/a brownout or blackout), electric grid curtailment, or a change in Legal Requirements following the Original Agreement Date. Notwithstanding the foregoing, Force Majeure Event does not include the lack of economic resources of a Party or Operator’s failure to design and construct the Facilities so as to meet the respective warranties hereunder. Force Majeure Events do not include the failure of a Party’s contractor, subcontractor or supplier to furnish sufficient or proper labor, services, materials or equipment in accordance with its contractual obligations (unless such failure is caused solely by a Force Majeure Event). A Force Majeure Event includes fire and explosion, if the fire or explosion does not occur as a result of the failure of a Bloom System or BOF.

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“Fundamental Representation” means the representations provided in [*], [*], [*], [*], [*] [*], [*], [*], and [*].
“GAAP” means United States generally accepted accounting principles consistently applied.
“Gas Supply Agreement” means, with respect to (a) the Brookside Facility, that certain Large Volume Gas Qualified Fuel Cell Provider – Renewable Capable Service Agreement, dated as of June 19, 2012, by and between DPL and Owner; and (b) the Red Lion Facility, that certain Large Volume Gas Qualified Fuel Cell Provider – Renewable Capable Service Agreement, dated as of December 12, 2012, by and between DPL and Owner.
“Gas Tariff” means DPL’s Service Classification “LVG-QFCP-RC” filed for gas service applicable to REPS Qualified Fuel Cell Provider Projects and approved by the DPSC in Order no. 8062 dated October 18, 2011, as adopted and supplemented by DPSC’s Findings, Opinion and Order No. 8079, dated December 1, 2011.

“Governmental Approvals” means (a) any authorizations, consents, approvals, licenses, rulings, permits, tariffs, rates, certifications, variances, orders, judgments, decrees by or with a relevant Governmental Authority and (b) any required notice to, any declaration of, or with, or any registration or filing by, or with, any relevant Governmental Authority.
“Governmental Authority” means any foreign, federal, state, local or other governmental, regulatory or administrative agency, court, commission, department, board, or other governmental subdivision, legislature, rulemaking board, court, tribunal, arbitrating body or other governmental authority, or the applicable Regional Transmission Organization or Independent System Operator subject to the jurisdiction of FERC (i.e., PJM as of the Original Agreement Date).
“Guaranteed Gas Consumption” means, with respect to any measurement period, the greatest quantity of fuel that may be consumed by the Bloom System(s) constituting the Project during such period, measured in BTUs on a higher heating value basis as determined by the Facility Gas Meters, in order to maintain the Minimum Project Efficiency Level with respect to such Bloom Systems based on Actual kWh produced by such Bloom Systems during such measurement period.
“Hazardous Material” means any hazardous or toxic material, substance, waste, pollutant, or contaminant as defined, prohibited, controlled or regulated under any Environmental Law, including, explosive or radioactive substances or wastes, hazardous or toxic substances, wastes or other pollutants, petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyl, or radon gas.
“Indemnifiable Loss” means any claim, demand, suit, loss, liability, damage (including any losses arising as a result of the loss or recapture of any ITC), obligation, payment, penalty, fine, cost or expense (including the cost and expense of any investigation, action, suit, proceeding, assessment, judgment, settlement or compromise relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith).

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“Indemnified Party” is defined in Section 12.4.
“Indemnifying Party” is defined in Section 12.4.
“Installation Services” shall have the meaning afforded to such term in the Phase 1 CapEx Agreement and the Phase 2 CapEx Agreement.
“Intellectual Property” shall mean any or all of the following and all rights therein, whether arising under the laws of the United States or any other jurisdiction: (a) all patents and patent applications (and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof), patent disclosures and inventions (whether patentable or not); (b) all trade secrets, know-how and confidential and proprietary information; (c) all copyrights and copyrightable works (including computer programs) and registrations and applications therefor and any renewals, modifications and extensions thereof; (d) all moral and economic rights of authors and inventors, however denominated, throughout the world; (e) unregistered and registered design rights and any registrations and applications for registration thereof; (f) trademarks, service marks, trade names, service names, brand names, trade dress, logos, slogans, corporate names, trade styles, domain names and other source or business identifiers, whether registered or not, together with all applications therefor and all extensions and renewals thereof and all goodwill associated therewith; (g) semiconductor chip “mask” works, and registrations and applications for registration thereof; (h) database rights; (i) all other forms of intellectual property, including waivable or assignable rights of publicity or moral rights; and (j) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.
[*]
“Interconnection Agreement” means, with respect to (a) the Brookside Facility, that certain Standard Agreement for Interconnection and Parallel Operation of Generation Facilities, dated as of March 27, 2012, by and between DPL and Owner, with respect to PJM Generation Interconnection Request Queue Position X2-083; and (b) the Red Lion Facility, that certain Interconnection Service Agreement, dated as of June 19, 2012, by and among PJM Interconnection, L.L.C., Owner, and DPL, with respect to PJM Generation Interconnection Request Queue Position X1-097.
“Interconnection Point” means, with respect to (a) the Brookside Facility, the “Point of Interconnection” specified in the Interconnection Agreement for such Facility; and (b) the Red Lion Facility, the “Point of Interconnection” specified in the Interconnection Agreement for such Facility.
“IP License” is defined in the Phase 1 CapEx Agreement or the Phase 2 CapEx Agreement, as applicable.
“IRS” means the Internal Revenue Service.
“ITC” means an investment tax credit pursuant to Code Sections 38(b)(1), 46 and 48(a).

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“Knowledge” means (a) as to any Person other than a natural person, the actual knowledge (including any knowledge which would reasonably have been obtained after due inquiry) of such Person and its managers, directors officers and employees who have responsibility for the transactions contemplated by this Agreement, and (b) in respect of any Person who is a natural Person, the actual knowledge (including any knowledge which would reasonably have been obtained after due inquiry) of such Person.
“kW” means kilowatt.
“kWh” means kilowatt-hour.
“Legal Requirement” means any law, statute, act, decree, ordinance, rule, directive (to the extent having the force of law), tariff, order, treaty, code or regulation or any interpretation of any of the foregoing, including Environmental Requirements, as enacted, issued or promulgated by any Governmental Authority, NERC, any Person that NERC has delegated its authority to under the Federal Power Act or any Person that operates an interstate electric transmission system, including all amendments, modifications, extensions, replacements or re-enactments thereof, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.
“Liens” means any lien, security interest, mortgage, hypothecation, encumbrance or other restriction on title or property interest.
“Maintenance Specification Log” is defined in Section 5.1(a)(ii).
“Major Service Provider” is defined in Section 13.14.
“Managers” means Operations Manager and Owner Manager.
“Manufacturer’s Warranty Period” means, for each Bloom System, the period beginning on the Commissioning Date of such Bloom System and ending on the first (1st) anniversary thereof.
“Material Adverse Effect” means, for any Person, any change, effect or occurrence that, individually or in the aggregate, is or could reasonably be expected to be materially adverse to (a) the business, earnings, assets, results of operations, property or condition (financial or otherwise) of such Person, (b) the validity or enforceability of this Agreement, any Site Lease or the transactions contemplated by this Agreement, or (c) any Person’s ability to perform its obligations under this Agreement or any applicable Site Lease.
“Maximum Liability” means, with respect to claims of one Party against the other Party arising with respect to (x) the Phase 1 New Systems, [*] and (y) the Phase 2 New Systems, [*].
“Minimum Project Efficiency Level” means, with respect to the Project and any measurement period, an Efficiency equal to 7,550 BTU/kWh.

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“Minimum kWh” means the product of (x) (A) the number of hours in the applicable period, minus (B) the number of hours the applicable Bloom System(s) (or the Facility such Bloom System is incorporated into) was subject to any of the exclusions set forth in Section 4.8 (including any periods during which the applicable Bloom System(s) are ramping up or down in connection with suspended operations resulting from any such event), multiplied by (y) the applicable Minimum Power Product. An example of a calculation of the Minimum kWh is set forth in Annex A.
“Minimum Power Product” means (1) when this term is used for the Output Warranty, the aggregate System Capacity of the Bloom Systems in kW for the applicable calendar month multiplied by [*] and (2) when this term is used for the Output Guaranty, the aggregate System Capacity of the Bloom Systems in kW for the applicable calendar month multiplied by [*]. An example of a calculation of the Minimum Power Product is set forth in Annex A.
“Monthly Report” is defined in Section 5.1(a)(iii).
“MW” means megawatt.
“NERC” means the North American Electric Reliability Corporation or any successor.
“New BOF” has the meaning set forth in the definition of “BOF.”
“Operations Manager” is defined in Section 3.6(a).
“Operator” is defined in the preamble.
“Operator Default” is defined in Section 11.1.
“Operator Indemnitee” is defined in Section 12.2.
“Operator Personnel” means any Person who is performing any Facility Services at the direction (or on behalf) of Operator, including the Operations Manager, any Service Technicians, subcontractors (at any tier), Service Providers (including Major Service Providers), Representatives, or agents (irrespective if such Person is employed or engaged by Owner, Operator, an Affiliate of Operator or any other Person).
“Original Agreement Date” means June 14, 2019.
“Output Guaranty” is defined in Section 4.2(a).
“Output Guaranty Bank” means, with respect to each Tranche, the virtual bank maintained by Operator in accordance with Section 4.3, tracking the aggregate output for each Tranche, as the case may be, for purposes of the Output Guaranty.

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“Output Guaranty Payment Cap” means, as of any date of determination, with respect to either Tranche, the product of [*] (y) the aggregate Purchase Price of all Bloom Systems constituting such Tranche as of the applicable date.
“Output Guaranty Payment Rate” means the “Disbursement Rate” in effect pursuant to the Tariff as of the applicable date divided by [*] so that such rate is stated on a dollar-per-kWh ($/kWh) basis.
“Output Warranty” is defined in Section 4.5(a).
“Output Warranty Bank” means with respect to each Tranche, the virtual bank maintained by Operator pursuant to Section 4.5, tracking such Tranche’s aggregate surplus or deficit of electricity deliveries for purposes of the Output Warranty.
“Output Warranty Correction Date” means the date on which Operator has completed the repair or replacement of Bloom Systems following a valid claim under the Output Warranty, as notified to Owner in writing.
“Output Warranty Testing Period” is defined in Section 4.9(e).
“Owner” is defined in the preamble.
“Owner Default” is defined in Section 11.2.
“Owner Indemnitee” is defined in Section 12.3(a).
“Owner Manager” is defined in Section 3.6(b).
“Party” and “Parties” have the meanings set forth in the preamble.
“Performance Standards” is defined in Section 2.3.
“Permits” means all Governmental Approvals that are necessary under applicable Legal Requirements or this Agreement to have been obtained at such time in light of the stage of development of the Project to construct, maintain, and operate the Facilities, to perform the Installation Services for the Bloom Systems as contemplated by the Phase 1 CapEx Agreement or the Phase 2 CapEx Agreement, as applicable, or to sell electricity from the Facilities (other than the Tariff) or for a Party to enter into this Agreement or to consummate any transaction contemplated hereby, including in the case of Operator, performance of the Facility Services, in each case in accordance with all applicable Legal Requirements.
“Permitted Liens” means any (a) obligations or duties to any Governmental Authority arising in the ordinary course of business (including under licenses and Permits held by Owner and under all Legal Requirements); (b) obligations or duties under easements, leases or other property rights; and (c) any other Liens agreed to in writing by Operator and Owner.

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“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or governmental entity or any department or agency thereof.
“Phase 1 CapEx Agreement” is defined in the Recitals.
“Phase 1 ECCA” means that certain Equity Capital Contribution Agreement, dated as of June 14, 2019, among Operator, SP Diamond State Class B Holdings, LLC, Diamond State Generation Holdings, LLC, and Owner, as amended by that certain First Amendment to Equity Capital Contribution Agreement, dated as of the date hereof.
“Phase 1 New Systems” is defined in the Recitals.
“Phase 2 CapEx Agreement” is defined in the Recitals.
“Phase 2 New Systems” is defined in the Recitals.
“PJM” means PJM Interconnection, LLC.
“PJM Agreements” is defined in the Tariff.
“PJM Market Rules” means (a) the rules and obligations set forth in Section C (Sales of Energy, Capacity, Other Available Product) of the Tariff, and (b) the provisions of all applicable PJM rules and procedures pertaining to generation and transmission, including the rules and procedures concerning the dispatch of generation or scheduling transmission set forth in the applicable PJM tariff, the PJM operating agreement, and applicable PJM manuals.
“Placed in Service” means, with respect to any Bloom System, the completion and performance of all of the following activities: (a) obtaining the necessary licenses and Permits (if any) for the operation of such Bloom System and the sale of power generated by the Bloom System in accordance with clause (d) of this definition, (b) satisfactory completion of all tests necessary for the proper operation of such Bloom System in accordance with clause (d) of this definition, (c) if necessary, synchronization of such Bloom System onto the electric distribution and transmission system of DPL or PJM, as applicable, and (d) the commencement of regular, continuous, daily operation of such Bloom System.
“Project” means collectively, Tranche 1 and Tranche 2.
“Project Warranty” is defined in Section 4.7(a).
“Prudent Electrical Practices” means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by a significant portion of the grid-tied fuel cell electrical generation industry operating in the United States and/or approved or recommended by the NERC as good, safe and prudent engineering practices in connection with the design, construction, operation, maintenance, repair and use of electrical and other equipment, facilities and improvements

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of electrical generating facilities, including any applicable practices, methods, acts, guidelines, standards and criteria of FERC and all applicable Legal Requirements.
“Purchase Price” means, with respect to a Bloom System, the dollar-per-kilowatt ($/kW) purchase price paid for such Bloom System pursuant to the Phase 1 CapEx Agreement or the Phase 2 CapEx Agreement, as applicable (calculated on the basis of such Bloom System’s rated System Capacity), plus any taxes paid by Owner to Operator for such Bloom System pursuant to the Phase 1 CapEx Agreement or the Phase 2 CapEx Agreement, as applicable.
“Qualified Appraiser” means a nationally recognized third-party appraiser reasonably acceptable to Owner and Operator which shall (a) be qualified to appraise power systems similar to the Bloom Systems, and experienced in such businesses in the general geographic region of the relevant Facility, and (b) not be associated with either Owner or Operator or any Affiliate thereof. If the Parties cannot agree on a third-party appraiser within fifteen (15) days of a Party invoking the Appraisal Procedure, then Marshall & Stevens Incorporated shall act as the Qualified Appraiser.
“Qualified Fuel Cell Provider” shall have the meaning afforded such term in Section 352(16) of the Renewable Energy Portfolio Standards Act, as amended by S.B. 124, enacted July 10, 2011 (Title 26, Chap. 1, section 351 et seq. of the Code of the State of Delaware).
“Qualified Fuel Cell Provider Project” shall have the meaning afforded such term in Section 352(17) of the Renewable Energy Portfolio Standards Act, as amended by S.B. 124, enacted July 10, 2011 (Title 26, Chap. 1, section 351 et seq. of the Code of the State of Delaware).
“Recapture Period” means the period from the date the last Phase 2 New System is Placed in Service until the fifth anniversary thereof.
“Red Lion Facility” means all Bloom Systems and BOF located at 1493 River Road, New Castle, DE 19720.
“Removed Systems” means those Bloom Systems at each Site which are owned by Operator and scheduled for removal by Operator.
“Representatives” of a Party means such Party’s authorized representatives, including its professional and financial advisors.
“REPS Act” means the Renewable Energy Portfolio Standards Act, as amended by S.B.124, enacted July 10, 2011 (Title 26, Chap. 1, section 351 et seq. of the Code of the State of Delaware).
“Repurchase Amount” means the sum of (a) the applicable Repurchase Value, (b) [*] of the taxes, if any, which were paid by or on behalf of Owner pursuant to Section 2.4(d) of the Phase 1 CapEx Agreement or Section 2.4(d) of the Phase 2 CapEx Agreement, as applicable, for such Bloom System, and (c) [*] of any Taxes, if any, that are required to be paid by Operator in connection with the return and repurchase of such Bloom System.

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“Repurchase Value” means, with respect to any Bloom System, the greater of (a) the Fair Market Value of such Bloom System (as determined under the Appraisal Procedure if Owner and Operator cannot agree as to that Fair Market Value within ten (10) days)), and (b) 100% of the Purchase Price for such Bloom System until the first anniversary of Commissioning, declining by [*]% (i.e. [*]) on such first anniversary and on each anniversary of such date thereafter (for example, on the fourth anniversary of Commissioning, the Repurchase Value will decline to [*] of the Purchase Price), in each case as calculated as of the date that Operator becomes obligated to pay such amount to Owner.
“Service Fees” is defined in Section 3.3(a).
“Service Provider” means an operation and maintenance contractor appointed by Operator and, if required, approved by Owner pursuant to Section 13.14.
“Service Technicians” is defined in Section 3.2(d).
“Site” means, with respect to the Brookside Facility and the Red Lion Facility, the real property leased to Owner for the use of such Facility pursuant to the Site Lease for such Facility.
“Site Landlord” means the applicable landlord under a Site Lease.
“Site Lease” means, with respect to (a) the Brookside Facility, that certain Lease Agreement, dated as of April 19, 2012, by and between the Delaware Department of Transportation and Owner; and (b) the Red Lion Facility, that certain Amended and Restated Lease Agreement, dated as of June 26, 2012, by and between DPL and Owner.
“Software” shall mean all computer software that is necessary for Owner to own and operate the Facilities in compliance with the terms of this Agreement, the Phase 1 CapEx Agreement, the Phase 2 CapEx Agreement, the Tariff, PJM Market Rules, the PJM Agreements, the DPL Agreements, the DSGP Operating Agreement, and the Site Leases.
“Software License” is defined in the Phase 1 CapEx Agreement or Phase 2 CapEx Agreement, as applicable.
“Specifications” means the specifications for the Bloom Systems, as applicable, as set forth in Exhibit A to the Phase 2 CapEx Agreement.
“System Capacity” means, with respect to any Bloom System, the “System Capacity” set forth on the applicable specification sheet provided by the manufacturer of such Bloom System.
“Tariff” means Service Classification “QFCP-RC” as administered by DPL, as approved by the DPSC in Order no. 8062 dated October 18, 2011, as adopted and supplemented by DPSC’s Findings, Opinion and Order No. 8079, dated December 1, 2011.
“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

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(a)    any taxes, customs, duties, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, net worth, employment, occupation, payroll, withholding, social security, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, or any other tax, custom, duty, fee, levy or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount attributable thereto; and
(b)    any liability for the payment of amounts with respect to payment of a type described in clause (a), including as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of succeeding to such liability as a result of merger, conversion or asset transfer or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.
“Term” means the period which (a) commenced on the Original Agreement Date and (b) shall, unless terminated earlier under ARTICLE XI of this Agreement or unless extended by mutual agreement of the Parties, terminate on the date that is the last day of the Warranty Period for the last Bloom System subject to the Warranty Period.
“Third Party Claim” means any claim, action, or proceeding made or brought by any Person who is not (a) a Party to this Agreement, or (b) an Affiliate of a Party to this Agreement.
“Third Party Operator” is defined in Section 11.8.
“Third Party Warranty” is defined in Section 2.6.
“Training Materials” is defined in Section 13.15.
“Tranche” means Tranche 1 or Tranche 2 individually.
“Tranche 1” means all of the Phase 1 New Systems.
“Tranche 2” means all of the Phase 2 New Systems.
“Transaction Documents” means the Phase 1 ECCA, the ECCA, the DSGP Operating Agreement, the Phase 1 CapEx Agreement, the Phase 2 CapEx Agreement, this Agreement and the A&R Administrative Services Agreement.
“Transmitting Utility” means, with respect to a Facility, the counterparty to the applicable Interconnection Agreement.
“Underperforming Bloom System” means any Bloom System that fails to deliver, in any calendar month during which the Project fails to satisfy the Output Warranty, a number of kWh greater than or equal to such Bloom System’s pro rata portion of the Project’s Minimum kWh.

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“Warranty Period” means, for each Bloom System, the Manufacturer’s Warranty Period, as extended or renewed by Owner pursuant to Section 3.1(b), provided, that the Warranty Period for each Bloom System shall in all events end on the expiration of the applicable Extended Warranty Period for such Bloom System.
“Warranty Specifications” means the Output Warranty, the Output Guaranty, and the Efficiency Guaranty.
Section 1.2    Other Definitional Provisions.
(a)    All exhibits, annexes, and schedules attached to this Agreement are incorporated herein by this reference and made a part hereof for all purposes. References to sections, exhibits, annexes and schedules are, unless otherwise indicated, references to sections, exhibits, annexes and schedules to this Agreement. References to a section shall mean the referenced section and all sub-sections thereof.
(b)    As used in this Agreement and in any certificate or other documents made or delivered pursuant hereto or thereto, financial and accounting terms not defined in this Agreement or in any such certificate or other document, and financial and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, will have the respective meanings given to them under GAAP. To the extent that the definitions of financial and accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document will control.
(c)    The words “hereof,” “herein,” “hereunder,” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “including” and “includes” mean “including without limitation” and “includes without limitation,” respectively.
(d)    The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.
(e)    Any agreement or instrument defined or referred to herein or in any instrument or certificate delivered in connection herewith means (unless otherwise indicated herein) such agreement or instrument as from time to time amended, amended and restated, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.
(f)    Any references to a Person are also to its permitted successors and assigns.

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(g)    References to any statute, code or statutory provision are to be construed as a reference to the same as it exists as of the Original Agreement Date, or date a Party performed or was required to perform an obligation hereunder (as applicable), and include references to all bylaws, instruments, orders and regulations for the time being made thereunder or deriving validity therefrom unless the context otherwise requires.
ARTICLE II.
APPOINTMENT OF OPERATOR AS SERVICE PROVIDER
Section 2.1    Appointment of Operator. Subject to Section 13.13, Owner hereby appoints Operator to act as Owner’s provider of Facility Services, and Operator hereby accepts such appointment and agrees to provide all such Facility Services, inclusive of all labor, equipment, materials, supplies, and tests therefor, in accordance with the terms and conditions set forth in this Agreement. Operator shall be entitled to Service Fees in respect of Facility Services rendered with respect to such Facility as described in Section 3.3.
Section 2.2    Access to Sites. Owner shall provide Operator with access to the Sites in a manner consistent with the Site Leases to permit Operator to perform the Facility Services.
Section 2.3    Performance Standards. For the purpose of this Agreement, Operator shall perform Facility Services under this Agreement in accordance and consistent with each of the following (unless the context requires otherwise), in each case to the extent applicable to the Facility Services: (A) plans and specifications subject to Permits under Legal Requirements and applicable to each Bloom System; (B) the manufacturer’s recommendations with respect to all equipment and all maintenance and operating manuals or service agreements, whenever furnished or entered into, including any subsequent amendments or replacements thereof, issued by the manufacturer, provided they are consistent with generally accepted practices in the fuel cell industry; (C) the requirements of all applicable insurance policies; (D) preserving all rights to any incentive payments, warranties, indemnities or other rights or remedies, and enforcing or assisting with the enforcement of the applicable warranties, making or assisting in making all claims with respect to all insurance policies; (E) the Tariff, the PJM Market Rules, the DPL Agreements and the PJM Agreements; (F) all Legal Requirements and all Permits/Governmental Approvals; (G) any applicable provisions of the Site Leases; (H) Prudent Electrical Practices; (I) the relevant provisions of each Interconnection Agreement; (J) the Operator Corporate Safety Plan provided in Exhibit C (as updated by Operator from time to time, with a copy provided promptly to Owner); (K) the Operator Subcontractor Quality Plan provided in Exhibit D (as updated by Operator from time to time, with a copy provided promptly to Owner); (L) all Environmental Requirements; and (M) the environmental compliance duties provided in Exhibit E (collectively, the “Performance Standards”); provided,

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however, that meeting the Performance Standards shall not relieve Operator of its other obligations under this Agreement.
Section 2.4    Disposal; Right of First Refusal.
(a)    Except as set forth in Section 11.9 or Section 13.4, in the event that Owner decides to scrap, abandon or otherwise dispose of any Bloom System, Owner shall notify Operator and Operator shall have the right but not the obligation to obtain title to the Bloom System and remove the Bloom System at Operator’s cost; provided, however, that Operator will not be responsible for remediation of the Site in which the Bloom System was located.
(b)    Except as set forth in Section 13.4, in the event that Owner or its Affiliates desire to sell or otherwise transfer title to any Bloom System to a transferee other than an Affiliate of Owner, Owner shall notify Operator and Operator shall have the right of first refusal to purchase or acquire the Bloom System on the same terms and conditions of such sale. In the event that Operator exercises such right of first refusal, Operator shall, promptly following payment of the purchase price of such Bloom System, remove the Bloom System at Operator’s cost, including the remediation of the Site in which the Bloom System was located in accordance with the terms of the applicable Site Lease.
(c)    Notwithstanding the foregoing, Operator shall not be permitted to exercise any right under this Section 2.4 if Operator is exercising the corresponding right pursuant to Section 3.6 of the Phase 1 CapEx Agreement or the Phase 2 CapEx Agreement, as applicable.
Section 2.5    Insurance. Operator shall maintain the insurance described in Annex B.
Section 2.6    Third Party Warranties. If any express or implied warranties, indemnities, guaranties, remedies, covenants and other rights which any subcontractor or supplier has made to Operator with respect to any good, service, or other deliverable furnished under this Agreement in respect of a Facility (each a “Third Party Warranty”) would provide any additional rights to Owner beyond the warranties under ARTICLE IV, then (a) such Third Party Warranty providing additional rights will be for the benefit of and passed through to Owner to the fullest extent possible, (b) Operator transfers and assigns to Owner all of Operator’s right, title and interest under such Third Party Warranty to exercise such additional rights, and (c) Operator hereby appoints Owner as attorney-in-fact coupled with an interest to exercise and enforce all such additional rights in the name of either Owner or Operator. Nothing in this Section 2.6 will limit Operator’s obligations to Owner under ARTICLE IV.
Section 2.7    Access; Cooperation. Operator shall provide to Owner such other information that is in the possession of Operator or its Affiliates or is

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reasonably available to Operator regarding the permitting, engineering, construction, or operations of Operator, its subcontractors or the Facilities, and other data concerning Operator, its subcontractors or the Facilities that Owner may, from time to time, reasonably request in writing, subject to Operator’s obligations of confidentiality to third parties with respect to such information and Operator’s reasonable concerns regarding protection of highly confidential information and/or trade secrets. Operator shall not knowingly take any action or omit to take any action as would cause Owner to violate any Legal Requirements, and to the extent that Operator has knowledge of any such existing or prospective violation, shall take, or cause to be taken, commercially reasonable actions, to redress or mitigate any such violation, which action shall be at Operator’s sole expense if Operator is obligated to perform such action as part of the Facility Services, and otherwise shall be at Owner’s sole expense. For the avoidance of doubt, Operator shall not be excused from any indemnification obligations, claims for damages or Indemnifiable Losses suffered by Owner to the extent caused by Operator’s violation of Legal Requirements or Owner’s violation of Legal Requirements to the extent relating to, resulting from or arising out of or in connection with any act or omission by Operator, any Affiliate of Operator, or any Operator Personnel. Operator shall give to Owner prompt written notice of any disputes with Governmental Authorities. Operator shall furnish, or cause to be furnished, to Owner copies of all material documents furnished to Operator by any Governmental Authority in respect of Owner or any Facility.
ARTICLE I.

FACILITY SERVICES
Section 1.1    In General.
(a)    During the Warranty Period, in consideration of the Service Fees, Operator shall service each Bloom System and all BOF (including, for clarity, all New BOF) so that each Bloom System and the Project performs in accordance with the Warranty Specifications and so that the BOF will not cause the Project to fail to perform in accordance with the Warranty Specifications (as applicable), as more fully set forth in ARTICLE IV. Without limiting the foregoing, Operator agrees to perform on behalf of Owner all operations and maintenance obligations in respect of each Facility under the Tariff, PJM Market Rules, and each Site Lease in a manner fully consistent with the terms and conditions of such documents. The services set forth in this Section 3.1, including those more fully described in this ARTICLE III, are collectively referred to herein as the “Facility Services.” For clarity, but without in any way excusing Operator from its obligations hereunder or under any other Transaction Document or Owner’s remedies for breach thereof, Operator shall have no liability, authority or responsibility with respect to the payment or receipt of monies from PJM or DPL or with respect to serving or receiving formal notices to or from PJM, DPL, and Site Landlords; provided, however, that Operator may informally communicate with PJM, DPL, and Site Landlords regarding routine, day-

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to-day Facility Services matters. For so long as Operator is performing Facility Services in respect of a Facility (or any portion thereof), the Parties intend that Operator shall be responsible for all operational and scheduled preventative maintenance (including all of the Operator’s obligations under the Interconnection Agreement), and unscheduled corrective maintenance activities in respect of such Facility that are required to be performed physically at the Site. If a Party has any uncertainty regarding which Party is responsible for particular obligations, the Party’s Manager shall discuss such matter with the other Party’s Manager to implement the allocation of responsibility intended by this Agreement and the Parties thereafter shall, if necessary, amend this Agreement to clarify the Parties’ agreement regarding such allocation of responsibility.
(b)    Upon the expiration of the Manufacturer’s Warranty Period with respect to any Bloom System(s), Owner may, at its option, elect to renew the Warranty Period with respect to such Bloom System(s) for a period of one (1) additional year, provided, that the Warranty Period for such Bloom System shall in all events end on the expiration of applicable Extended Warranty Period for such Bloom System. The Warranty Period for each Bloom System shall be automatically renewed for a period of one (1) additional year at the termination of the existing Warranty Period if Owner has not informed Operator in writing of its election to terminate the Warranty Period at the end of such existing Warranty Period at least thirty (30) days prior to the final date of such existing Warranty Period.
Section 1.2    Operation and Maintenance Services. Without limiting, and in furtherance of, Section 3.1, for the duration of the Warranty Period for the Bloom Systems comprising the Project, Operator is hereby granted the right and authority (and, to the extent necessary to carry out its functions hereunder, a limited power of attorney) and agrees, for the benefit of Owner, to safely and reliably operate, maintain and repair each Bloom System and all items of BOF (including, for clarity, all New BOF) in accordance with the terms of this Agreement and keep each such Bloom System and BOF items in good condition and repair in accordance with the Warranty Specifications, Performance Standards and Prudent Electrical Practices. During the Warranty Period, the specific responsibilities of Operator under this Agreement shall include the following:
(a)    Facility Operations. Operator shall ensure that all Bloom Systems and each item of BOF are operated and maintained safely and in a manner designed to meet the Warranty Specifications and Performance Standards and as otherwise required under this Agreement.
(b)    Facility Maintenance, Repair and Replacement. Operator shall perform, or cause to be performed, all scheduled and unscheduled maintenance, repair and replacement required so that each Bloom System and the Project performs in accordance with the Warranty Specifications and Performance Standards. In that regard, Operator’s responsibilities hereunder shall include promptly correcting any

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Bloom System or BOF malfunctions, either by (i) recalibrating or resetting the malfunctioning Bloom System or BOF, or (ii) subject to Section 4.8, repairing or replacing Bloom System or BOF components which are defective, damaged, worn or otherwise in need of repair or replacement. Operator agrees to respond in a timely manner to any Facility outage or other casualty that materially reduces power output by (A) promptly diagnosing the source of such issue and (B) if on-Site Facility Services are required, using commercially reasonable efforts to (1) dispatch field service personnel to the Site within six (6) hours of Operator’s Knowledge that such on-Site Facility Services are required, and (2) cause its field service personnel to arrive at the applicable Site in order to commence diagnosis and/or repair services at the applicable Facility no later than the next Business Day. Without in any way limiting the foregoing, Operator shall in any event comply with any and all response time(s) and/or corrective activity(ies) required by the applicable Site Lease or Interconnection Agreement. Operator shall calibrate, or cause to be calibrated, not less than once per year all measurement tooling used for Facility Services as well as Bloom System and BOF measurement equipment and components, including the Facility Meter, the Facility Gas Meter, and the Bloom System Meters for all Bloom Systems. Any costs associated with services performed by third parties with respect to the calibration of the Facility Meters and Facility Gas Meters shall be paid by Owner to such third party(ies) directly or subject to reimbursement by Owner if Operator pays such costs for Owner’s convenience.
(c)    Repair and Replacement of Power Modules. Owner agrees that Operator may replace the power modules included in each Bloom System with power modules of a different model provided that such replacement model has been subjected to inspections and tests performed by Operator which indicate that such replacement power module model is reasonably expected to perform at least as well as the model it replaces; provided, however, that, upon Owner’s request, Operator agrees to promptly provide Owner with copies of such inspection and test results. Notwithstanding the foregoing, Operator represents to Owner that it reasonably expects that any repair or replacement of power modules to be made within five (5) years of the date the applicable Bloom System was Placed in Service will have an aggregate value of replaced parts that is less than eighty percent (80%) of the Bloom System’s total value (the cost of the new parts plus the value of the remaining Bloom System originally Placed in Service).
(d)    Personnel. Operator shall ensure that all operations and maintenance functions contemplated by this Section are performed by technically competent and qualified personnel (the “Service Technicians”). Operator shall ensure that all Service Technicians: (i) participate in a maintenance training program and receive confirmation of having achieved the requisite level of proficiency for the tasks they are assigned to perform, and (ii) attend periodic “refresher” training programs to the extent Operator deems necessary, in its reasonable judgment.

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(e)    Spare Parts. Operator shall establish and maintain an adequate inventory of spare parts in one or more locations to facilitate scheduled and unscheduled maintenance required on the Facilities.
(f)    Programs and Procedures. Operator represents and warrants to Owner that, as of the Agreement Date, Operator has adopted and implemented (and until the end of the Warranty Period Operator shall maintain) programs and procedures, consistent with Prudent Electrical Practices, intended to ensure safe and reliable operation of the Facilities. Operator may update such programs and procedures from time-to-time during the Term as it may determine appropriate, in its reasonable judgment and in accordance with Prudent Electrical Practices. Owner may, not more than once per calendar year and at Owner’s sole cost and expense, review such programs and procedures from time to time to confirm compliance with Prudent Electrical Practices. Owner may from time to time provide comments on any such Operator programs and procedures and Operator agrees to consider any such comments in good faith; provided that Owner’s review and comment on any such program or procedure will not relieve Operator of any of its obligations under this Agreement.
(g)    Operational Complaints. Operator will promptly provide notice to Owner if Operator has received any written communication from any Site Landlord, PJM, DPL or any other Person suggesting that such Person is dissatisfied with the operational performance of any Facility or with the manner in which Installation Services or Facility Services have been provided by Owner, Operator or any other Service Provider in respect of any Facility. If any Site Landlord, PJM, or DPL misdirects any written notice to Operator that should have been delivered to Owner under the applicable contract between Owner and such Person related to the applicable Facility, Operator shall promptly deliver such written notice to Owner.
(h)    Operations, Maintenance, Repairs and Replacements Procedures. Without in any way limiting Operator’s obligations pursuant to this Section 3.2, Operator shall perform all operations, maintenance, repairs and replacement work in accordance with the provisions of Schedule 3.2.
(i)    Title. Title to all replacement items, parts, materials and equipment supplied under or pursuant to this Agreement shall transfer to Owner upon installation or inclusion and commissioning in a Facility. Notwithstanding the foregoing, Operator shall be solely responsible for the management of and take title to any materials or waste generated as a result of the Facility Services, will be considered the “generator” of any wastes and the “arranger” of the disposal of any such materials or waste as those terms are defined under Environmental Laws, and shall have the right and obligation to dispose of any such materials or waste in any lawful manner that it chooses in its sole discretion at the Operator’s cost. Upon replacement of an item or part as part of the Facility Services provided hereunder, Operator shall promptly remove such item or part, shall take title to such removed item or part upon

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removal, and shall have the right and obligation to dispose of such replaced property in any lawful manner that it chooses in its sole discretion at the Operator’s cost.Liens. Operator shall not directly or indirectly cause, create, incur, assume or suffer to exist any Lien on or with respect to any Site, Bloom System or Facility, and shall, within ten (10) Business Days after Operator becomes aware of the filing or creation of such Lien and at Operator’s sole cost and expense, take such action as may be required to cause any Lien filed against the Site or Facility for work claimed to have been done for, or materials claimed to have been furnished to, Owner or its Affiliates to be discharged by bond or otherwise.Service Fees.
(j)    In consideration of Operator’s provision of the Facility Services, including all parts provided and services performed in connection with and required for the Facility Services, Owner shall compensate Operator for the Facility Services, on a monthly basis in advance, by paying Operator service fees for all Bloom Systems that have achieved Commissioning, beginning on the first day following the expiration of the Manufacturer’s Warranty Period for each Bloom System, equal to (A) the rate (in $/kW) specified in Exhibit B hereto for the applicable calendar month, multiplied by (B) the aggregate System Capacity (in kW) of such Bloom System (collectively, the “Service Fees”). For purposes of Exhibit B, a “Warranty Year” with respect to a Bloom System shall mean the consecutive twelve (12) month period commencing on the first (1st) anniversary date of the Commissioning Date for such Bloom System and each succeeding twelve (12) month period.
(k)    If Facility Services are provided by Operator for a particular Bloom System for only a portion of any calendar month, the Service Fees due with respect to such Bloom System shall be pro-rated based on the number of days such Facility Services were provided in respect of such Bloom System during the calendar month.
(l)    Service Fees shall be invoiced not later than five (5) Business Days prior to the first day of the applicable calendar month, and, subject to Section 3.3(f), shall be payable no later than the thirty (30) calendar days following such proper delivery of such invoice; provided that the pro rata Service Fees invoiced for the calendar month in which falls the first anniversary of the date that a Bloom System is Commissioned shall be invoiced and paid with the Service Fees for the calendar month subsequent to the one year anniversary of such Commissioning. Interest shall accrue, unless being contested in good faith, daily on the Service Fees not paid when due, at the lesser of the monthly rate of (i) one percent (1.0%) and (ii) the highest rate permissible by law on such unpaid balance. Operator shall be under no obligation to provide or perform services hereunder for any Bloom System if any invoiced Service Fees under Section 3.3(a) (other than Service Fees disputed in good faith or offset pursuant to Section 3.3(f)) have not been paid in full within thirty (30) days of invoice until such date upon which such Service Fee has been paid.
(m)    If Owner disputes any amount shown in an invoice issued by Operator in accordance with Section 3.3(a): (i) Owner must pay the undisputed portion of the

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invoice amount within the time prescribed by Section 3.3(a), and (ii) liability for the disputed portion of that invoice will be determined in accordance with the dispute resolution procedure set out in Section 13.5.
(n)    Any disputed portion of an invoiced amount which was not paid under Section 3.3(d) and is determined as being due to Operator in accordance with the dispute resolution procedure set out in Section 13.5 must be paid by Owner within ten (10) days of the determination of the dispute in accordance with the procedure set out in Section 13.5 plus, if it is determined in accordance with the dispute resolution procedures that the disputed portion was not disputed in good faith, interest calculated in accordance with Section 3.3(c).
(o)    Owner shall have the sole and absolute right to set off any undisputed amounts to which it is entitled under this Agreement and which are past due, including under Section 4.9, against any amounts owed by Owner to Operator under this Agreement. The deduction of any such amounts shall operate for all purposes as a complete discharge (to the extent of such deduction) of the obligation of Owner to pay the amount from which such deduction was withheld and made. Neither the exercise of, nor the failure to exercise, such right of setoff will constitute an election of remedies or limit Owner in any manner in the enforcement of any other remedies that may be available to it.
(p)    Owner at its sole option is hereby authorized to setoff any undisputed amounts owed Owner under the Phase 1 CapEx Agreement, the Phase 2 CapEx Agreement or this Agreement, as applicable, and which are past due against any amounts owed by Owner to Operator under the Phase 1 CapEx Agreement, the Phase 2 CapEx Agreement or this Agreement. The rights provided by this paragraph are in addition to and not in limitation of any other right or remedy (including any right to set-off, counterclaim, or otherwise withhold payment) to which Owner may be entitled (whether by operation of law, contract or otherwise).
(q)    Owner acknowledges that the Service Fees set forth as of the Agreement Date reflect the Parties’ agreement regarding such amounts based on the Operator’s costs of performing the Facility Services in accordance with the terms of this Agreement, including all applicable Legal Requirements as of the Agreement Date. In the event of any change in Legal Requirements following the Agreement Date that results in a material increase in Operator’s costs of performing the Facility Services following the Agreement Date, the Parties agree to negotiate in good faith regarding an appropriate adjustment to the Service Fees to reflect such increased costs.
Section 1.3    Remote Monitoring; BloomConnect. For purposes of monitoring the operational performance and determining when repair services are necessary, Operator shall monitor and evaluate the information gathered through remote monitoring of each Facility as well as the maintenance and inspection Site visits. For so long as Operator is responsible for the Facility Services in respect of

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any Facility, Operator shall provide Owner with access to the “BloomConnect” portal so that Owner may have access to applicable information gathered through remote monitoring of such Facility. Such access shall be provided in real time or as close to real time as practicable.
Section 1.4    Permits; Tariff.
(a)    Operator shall be responsible, at its sole cost and expense, for obtaining, maintaining and complying with all Permits required to perform the Facility Services under this Agreement, and shall promptly notify Owner of any written communications from Governmental Authorities or third parties with regard to Permits or compliance with Legal Requirements, or challenges to the status of a Permit for a Facility, or any other material issues or anticipated material issues relating to obtaining or maintaining a Permit for a Facility. Owner shall cooperate with and assist Operator in obtaining all such Permits at Operator’s sole cost and expense.
(b)    Operator agrees to assist with the Owner’s preparation and submission of all filings and notices of any nature which are required to be made by Owner under the terms of any Permit held by Owner or any Legal Requirements applicable to the Facilities or to Owner on account of the Facilities.
(c)    Each of Owner and Operator shall, in connection with the matters referenced in Section 3.5(a) and Section 3.5(b), consult with each other in advance of any meeting or conference with any such Governmental Authorities or, in connection with any proceeding by any other Person, and to the extent permitted by the applicable Governmental Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences.
(d)    If any Governmental Authority shall take any action which requires a response or action by Operator with respect to any Permits required to perform the Facility Services or related to compliance with Legal Requirements applicable to the Facility Services, Operator agrees immediately to notify Owner of the required response or action and shall proceed only with the prior advice of Owner, which shall not be unreasonably withheld, conditioned or delayed. Owner has the right to review and comment on Operator’s draft responses to any Governmental Authorities regarding Permits required to perform the Facility Services or related to compliance with Legal Requirements applicable to the Facility Services prior to Operator’s issuance of such response. Operator agrees to consider any comments or suggestions from Owner in good faith.
(e)    Without limiting the foregoing, promptly following the Agreement Date, the Parties shall meet to discuss the applicability, desirability and timing for pursuing the “ingredient” exclusion contemplated by 40 CFR 261.2(e)(1)(i) in respect of desulfurization canisters removed from the Facilities in connection with the Facilities Services.

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Section 1.5    Coordination of Relationship.
(a)    Operator’s Operations Manager. Operator shall at all times retain an operations manager (the “Operations Manager”) who shall be dedicated to the overall supervision and management of performance of Operator’s Facility Services obligations under this Agreement. Operator’s initial Operations Manager is set forth on Exhibit A. Operator may, from time to time, designate another individual as a proposed replacement for the Operations Manager by notice to Owner. Operator’s suggested replacement Operations Manager shall be subject to Owner’s approval, which may not be unreasonably withheld or delayed in all instances. Where feasible, Owner shall have the opportunity to meet the replacement Operations Manager in person or telephonically prior to assignment. Such meeting will take place telephonically except as otherwise agreed upon by the Parties. Nothing in this paragraph shall prevent Operator from assigning interim replacements on a temporary basis to enable it to continue to timely perform its obligations while assignment of a permanent replacement is pending. During the Term, Operator shall not assign the Operations Manager duties that are inconsistent or that conflict with the obligations of the Operations Manager in respect of his or her Facility Services duties.
(b)    Owner Manager. Owner will appoint an individual to serve as its primary contact person with regard to this Agreement (the “Owner Manager”). Owner’s initial Owner Manager is set forth on Exhibit A. Owner may, from time to time, designate another individual as a proposed replacement for the Owner Manager by notice to Operator.
(c)    Manager Meetings. The Owner Manager and the Operations Manager will serve as each Party’s main contact to, and for, the other Party with regard to day-to-day matters affecting the Parties’ relationship in relation to Installation Services and Facility Services. The Owner Manager and the Operations Manager (or their designees) will meet, by phone or in person, as often as they feel necessary to monitor and manage such day-to-day activities. Such managers shall operate by consensus to the extent practicable but shall have no authority to amend or waive compliance with the terms and conditions of this Agreement, or to approve actions of the Parties that are inconsistent with this Agreement. Any such waivers or amendments shall be implemented only as described in Section 13.1 or Section 13.2, as the case may be. Operator will not be relieved of any obligations to perform in accordance with this Agreement by its performance or failure to perform pursuant to any direction verbally or in writing provided by the Owner Manager.
ARTICLE II.
WARRANTIES
Section 2.1    Facility Services Warranty. Without limiting Operator’s obligations under ARTICLE III, during the Warranty Period, Operator shall perform, or cause to be performed, all such Facility Services in respect of the Bloom

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Systems and the BOF necessary for the Project to perform in accordance with the Warranty Specifications (the “Facility Services Warranty”).
Section 2.2    Output Guaranty. With respect to each Tranche, as the case may be:
(a)    During the Warranty Period, Operator shall determine within thirty (30) days after the end of each calendar month, whether such Tranche has delivered the Minimum kWh to the applicable Interconnection Points during such calendar month (“Output Guaranty”).
(b)    If such calculation indicates that the Actual kWh delivered by such Tranche was greater than the Minimum kWh during such calendar month, then the difference (in kWh) between Actual kWh less Minimum kWh shall be recorded as a positive balance in the Output Guaranty Bank for such Tranche.
(c)    If such calculation indicates that the Actual kWh delivered by such Tranche was less than the Minimum kWh during such calendar month, then the difference (in kWh) between Minimum kWh less Actual kWh shall be recorded as a negative balance in the Output Guaranty Bank for such Tranche.
(d)    Operator shall report the balance of the Output Guaranty Bank to Owner within thirty (30) days of the end of each calendar month. If at any time the Output Guaranty Bank for a Tranche has a negative balance, Owner may make a claim under Section 4.9. If Operator fails to report the results of any Output Guaranty calculation within the period required by this Section 4.2(d), Owner may perform its own calculations, notify Operator of the results of such calculation and, if applicable, make a claim under Section 4.9. An example of an Output Guaranty calculation is attached as Annex C.
Section 2.3    Project Efficiency Guaranty.
(a)    During the Warranty Period, Operator shall determine within twenty (20) days after the end of each calendar month, whether the Project has performed at the Minimum Project Efficiency Level during such calendar month (“Efficiency Guaranty”).
(b)    If such calculation indicates that the Actual Gas Consumption of the Project was less than the Guaranteed Gas Consumption of the Project for a calendar month, then the difference (in MMBtu) between Guaranteed Gas Consumption and Actual Gas Consumption shall be recorded as a positive balance in the Efficiency Guaranty Bank.
(c)    If such calculation indicates that the Actual Gas Consumption of the Project was greater than the Guaranteed Gas Consumption for a calendar month, then the difference (in MMBtu) between Actual Gas Consumption less Guaranteed

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Gas Consumption shall be recorded as a negative balance in the Efficiency Guaranty Bank.
(d)    Operator shall report the balance of the Efficiency Guaranty Bank to Owner within thirty (30) days of the end of each calendar month. If Operator fails to report the results of any Efficiency Guaranty calculation within the period required by this Section 4.3(d), Owner may perform its own calculations and notify Operator of the results of such calculation and, if applicable, make a claim under Section 4.9.
(e)    The Parties acknowledge and agree that the balance of Efficiency Guaranty Bank as of the Agreement Date (as updated to reflect the Project’s operations through November 30, 2019) equals 45,171 MMBtu.
Section 2.4    [Reserved].
Section 2.5    Output Warranty. With respect to each Tranche, as the case may be:
(a)    During the Warranty Period, Operator shall determine within thirty (30) days after the end of each calendar month, whether such Tranche has delivered to the applicable Interconnection Points the Minimum kWh (“Output Warranty”).
(b)    If such calculation indicates that the Actual kWh delivered by such Tranche was greater than the Minimum kWh during such calendar month, then the difference (in kWh) between Actual kWh and the Minimum kWh shall be recorded as a positive balance in the Output Warranty Bank for such Tranche.
(c)    If such calculation indicates that the Actual kWh delivered by such Tranche was less than the Minimum kWh during such calendar month, then the difference (in kWh) between Minimum kWh and the Actual kWh shall be recorded as a negative balance in the Output Warranty Bank for such Tranche.
(d)    Operator shall report the balance of each Output Warranty Bank to Owner within thirty (30) days of the end of each calendar month. If at any time an Output Warranty Bank has a negative balance, Owner may make a claim under Section 4.9. If Operator fails to report the results of any Output Warranty calculation within the period required by this Section 4.5(d), Owner may perform its own calculations, notify Operator of the results of such calculation and, if applicable, make a claim under Section 4.9. An example of an Output Warranty calculation is attached as Annex D.
Section 2.6    [Reserved]. Project Warranty.
(a)    Subject to Section 4.8 and Section 12.5(a), Operator warrants to Owner that each Tranche shall perform in accordance with the Warranty

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Specifications applicable to such Tranche during the Warranty Period (collectively, the “Project Warranty”).
(b)    The Project Warranty is not transferable to any third person, including any Person who buys the Project, a Facility, or a Bloom System from Owner, without Operator’s prior written consent (which shall not unreasonably be withheld).
(c)    Any period of time in which the Warranty Specifications are not met shall not extend the Warranty Period.
Section 2.7    Exclusions. Operator shall have no obligations or liabilities under the Project Warranty to the extent caused by or arising from (a) the Bloom Systems or BOF being affected by vandalism or other third-party’s actions or omissions occurring after Commissioning (other than to the extent that Operator, Operator Affiliate, the Service Provider or a subcontractor thereof fails to properly protect the Bloom Systems or BOF and Operator was required to do so under this Agreement); (b) any interruption in the supply of natural gas or natural gas interconnection services, (unless caused by Operator, Operator Affiliate, the Service Provider or a subcontractor thereof); (c) the removal of any safety device by Owner or its Representatives (as opposed to removal by Operator, Operator Affiliate, the Service Provider or a subcontractor thereof); (d) any conditions caused by unforeseeable movement in the environment in which the Bloom Systems are installed (provided that normal soil settlement, shifting, subsidence or cracking will not constitute ‘unforeseeable movement’); (e) accidents, abuse, improper third party testing (unless caused by Operator, Operator Affiliate, the Service Provider or a subcontractor thereof); (f) Force Majeure Events; or (g) installation, operation, repair or modification of the Bloom Systems or BOF by anyone other than Operator, Operator’s Affiliate, a Service Provider or other subcontractor thereof, or any of such Person’s authorized agents. OPERATOR SHALL HAVE NO OBLIGATION UNDER THE PROJECT WARRANTY AND MAKES NO REPRESENTATION AS TO BLOOM SYSTEMS OR BOF WHICH HAVE BEEN OPENED OR MODIFIED BY ANYONE OTHER THAN OPERATOR, OPERATOR’S AFFILIATE, A SERVICE PROVIDER OR A SUBCONTRACTOR THEREOF, OR ANY OF SUCH PERSON’S REPRESENTATIVES, IN EACH CASE TO THE EXTENT OF ANY DAMAGE OR OTHER NEGATIVE CONSEQUENCE OF SUCH OPENING OR MODIFICATION.
Section 2.8    Warranty and Guaranty Claims.
(a)    Subject to the provisions of Section 12.5(a), if Owner desires to make a Project Warranty claim during the Warranty Period, Owner must notify Operator of the defect or other basis for the claim in writing.
(b)    If, with respect to a Tranche, on the last day of each calendar month, the Output Guaranty Bank for such Tranche has a negative balance, then Owner may make a claim under the Output Guaranty. Upon verification of such claim Operator

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shall make a payment to Owner within ten (10) days of receipt of such claim equal to (x) the absolute value of the balance of the Output Guaranty Bank for such Tranche multiplied by (y) the Output Guaranty Payment Rate. Upon payment of such amount, the Output Guaranty Bank for such Tranche shall be reset to zero. Notwithstanding anything to the contrary set forth in this Agreement, Operator’s cumulative aggregate liability for all claims related to the Output Guaranty for each Tranche shall not exceed each such Tranche’s respective Output Guaranty Payment Cap.
(c)    If at any time (i) the Efficiency Guaranty Bank has a negative balance and (ii) Owner suffers a reduction in payments under the Tariff for gas usage above the Minimum Project Efficiency Level pursuant to section C.(5) of the Tariff, Owner may file a claim with Operator for the amount of such reduction and Operator shall, within thirty (30) days of such claim, make a payment to Owner in the amount of such reduction in payments. If any subsequent audit or revision of Owner’s records results in payments to Owner as reimbursement of unwarranted reductions for which Operator has made a payment to Owner under this Section 4.9(c), Operator shall be owed a reimbursement of its payments to Owner hereunder to the extent of the reimbursement actually paid to Owner. Notwithstanding anything to the contrary set forth in this Agreement, Operator’s cumulative aggregate liability for all claims related to the Efficiency Guaranty shall not exceed the Efficiency Guaranty Payment Cap.
(d)    [Reserved].
(e)    In the event of a claim relating to the Output Warranty for a given Tranche, upon receipt of such notice and verification by Operator of such warranty claim, Operator will promptly, and in all cases within ninety (90) days of the final day of the applicable calendar month giving rise to such Output Warranty claim, repair or replace, at Operator’s sole option and discretion, a sufficient number of Underperforming Bloom Systems in order for such Tranche to perform consistent with the Output Warranty and will notify Owner of the Output Warranty Correction Date. The Tranche shall thereafter perform in accordance with the Output Warranty in the period commencing on the final day of the applicable calendar month giving rise to such Output Warranty claim and ending two hundred seventy (270) days following the Output Warranty Correction Date (the “Output Warranty Testing Period”). If Operator is obligated to perform any repair or replacement pursuant to this Section 4.9 and either (i) Operator has failed to notify Owner of the occurrence of the Output Warranty Correction Date within ninety (90) days of the final day of the applicable calendar month giving rise to such Output Warranty claim, or (ii) the applicable Tranche fails to perform in accordance with the Output Warranty during the Output Warranty Testing Period, then, in each case, Operator will, within thirty (30) days, pay to Owner the Repurchase Amount of such number of Underperforming Bloom Systems (calculated as of the date of such payment) as will cause the remainder of the applicable Tranche to comply with the Output Warranty calculated through the final day of the applicable calendar month in which case Operator shall

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be deemed to have taken title to such Underperforming Bloom Systems, such Underperforming Bloom Systems shall be deemed to no longer constitute a portion of such Tranche and Operator shall remove such Bloom System from such Tranche at its sole cost and expense. In the event that Operator is obligated to repurchase any Underperforming Bloom Systems pursuant to this Section 4.9(e) in connection with an Output Warranty claim, the first Underperforming Bloom System repurchased shall be the Bloom System in the applicable Tranche with the lowest output as a factor of its System Capacity in the prior calendar month, followed by the next lowest, and so on until Operator’s repurchase obligations are satisfied.
(f)    Owner is hereby notified that refurbished parts may be used in repair or replacement activities, provided that (i) any such refurbished parts will have passed the same inspections and tests performed by Operator on its new parts of the same type before such refurbished parts are used in any repair or replacement, and (ii) Operator shall within thirty (30) days of a written request therefor by Owner, provide a report for any or all Bloom Systems included in the Project that lists all components that have been replaced in any individual Bloom System. If it is determined that a Bloom System will be removed pursuant to Section 4.9(e), Operator shall at its sole cost and expense remove the Bloom System and all ancillary equipment (including the concrete pad and any other improvements to the applicable portion of the Site to the extent required under the applicable Site Lease) from the applicable Site, restoring such portion of the Site to its condition before the installation, including closing all utility connections and properly sealing any penetrations in the manner required by all Legal Requirements and the applicable Site Lease.
(g)    WITHOUT IN ANY WAY LIMITING (I) OPERATOR’S OBLIGATIONS IN RESPECT OF THE MANUFACTURER’S WARRANTY UNDER THE PHASE 1 CAPEX AGREEMENT AND THE PHASE 2 CAPEX AGREEMENT, (II) OPERATOR’S OBLIGATION TO INDEMNIFY OWNER PURSUANT TO ARTICLE XII, OR (III) ANY SETOFF OR EQUITABLE REMEDIES NECESSARY TO ENFORCE OPERATOR’S EXPRESS OBLIGATIONS PURSUANT TO THIS SECTION 4.9, THE REMEDIES SET FORTH IN THIS SECTION 4.9 ARE OWNER’S SOLE AND EXCLUSIVE REMEDY, AND OPERATOR’S SOLE AND EXCLUSIVE LIABILITY, FOR THE FAILURE OF ANY BLOOM SYSTEM OR EITHER TRANCHE, AS APPLICABLE, TO PERFORM IN ACCORDANCE WITH THE WARRANTY SPECIFICATIONS.
Section 2.9    Disclaimers. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 10.2, ARTICLE III, ARTICLE VII AND THIS ARTICLE IV, THE FACILITY SERVICES ARE PROVIDED “AS IS, WHERE IS,” AND OPERATOR EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS OF THE FACILITIES, VALUE OR QUALITY OF THE FACILITIES OR THE

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PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE FACILITIES (PROVIDED, THAT THE FOREGOING DISCLAIMER SHALL NOT NEGATE OR DISCLAIM ANY REPRESENTATIONS OR WARRANTIES PROVIDED UNDER ANY OF THE OTHER TRANSACTION DOCUMENTS). EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 10.2, ARTICLE III, ARTICLE VII, THIS ARTICLE IV, THE PHASE 1 CAPEX AGREEMENT AND THE PHASE 2 CAPEX AGREEMENT, OPERATOR SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE FACILITIES, OR ANY PART THEREOF. NO PERSON IS AUTHORIZED TO MAKE ANY OTHER WARRANTY OR REPRESENTATION CONCERNING THE PERFORMANCE OF THE FACILITIES. FOR THE AVOIDANCE OF DOUBT, NOTHING CONTAINED IN THIS SECTION 4.10 SHALL EXCUSE OPERATOR FROM ITS OBLIGATION TO INDEMNIFY OWNER PURSUANT TO ARTICLE XII.
ARTICLE III.
RECORDS AND AUDITS
Section 3.1    Record-Keeping Documentation; Audit Rights.
(a)    Operator shall ensure that records concerning the Facility Services activities hereunder are properly created and maintained at all times in accordance with all Legal Requirements, including FERC requirements regarding record retention for Holding Companies in 18 C.F.R. Part 368 and any successor regulations to the extent applicable to Operator. Such records shall include the following:
(i)    records, reports, or other documentation reasonably requested by Owner to support an ITC eligibility determination, subject to Operator’s reasonable concerns regarding protection of highly confidential information and/or trade secrets of Operator;
(ii)    a separate “Maintenance Specification Log” for each Facility in a paper or electronic format (with entries made for each inspection (including any discrepancies found during such inspection), repair, replacement or servicing of components, and reportable observations made by Operator’s Service Technicians); subject to Operator’s reasonable concerns regarding protection of its highly confidential information and/or trade secrets, a copy of the Maintenance Specification Log shall be made available for audit by Owner not more than once per calendar quarter and Operator shall make its Representatives reasonably available to answer any questions Owner may have regarding any entry(ies) therein;
(iii)    a monthly report submitted to Owner within twenty (20) days after the end of each month (“Monthly Report”) detailing and documenting, on a monthly basis, the (A) Efficiency and total output (in kWh) of the Project and each Facility,

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and (B) total output (in kWh) of the Project and each Facility, in each case for each calendar month in the preceding month;
(iv)    records and documentation shall be maintained by Operator in respect of the Project or each Facility or each Tranche, as applicable, regarding compliance with the Warranty Specifications during the Warranty Period;
(v)    any other records, reports, or other documentation related to the production and sale of energy from the Facilities that Owner is required to maintain in respect of any Facility under the Tariff and PJM Market Rules;
(vi)    subject to Operator’s reasonable concerns regarding protection of its highly confidential information and/or trade secrets, records documenting the calibration of tooling, equipment and components consistent with the requirements of Section 3.2(b), including data used for calibration;
(vii)    records and data in the form and type listed on Schedule 5.1(a)(vii);
(viii)    records and documentation required to be maintained under Legal Requirements applicable to the Facility Services, and all records and data that must be timely produced and turned over to (A) DPL pursuant the Tariff (including without limitation, the Heat Rate calculations as set forth in Tariff Section C., and monthly documentation of PJM Revenues as set forth in Tariff Section H.) and the DPL Agreements; and
(ix)    any other records, reports, or other documentation reasonably requested by Owner, subject to Operator’s reasonable concerns regarding protection of highly confidential information and/or trade secrets of Operator.
(b)    All such records required to be created and maintained pursuant to Section 5.1(a) shall (i) be kept available at Operator’s office and made available for Owner’s inspection upon request at all reasonable times, and (ii) be retained for the relevant retention period provided under Legal Requirements, including in 18 C.F.R. § 368.3 or any successor regulation as amended from time, to the extent applicable to Operator, or any longer period required under the Tariff, or by DPL or PJM. Any documentation prepared by Operator during the Term for the purposes of this Agreement shall be directly prepared for Owner’s benefit and immediately become Owner’s property. Any such documentation shall be stored by Operator on behalf of Owner until its final delivery to Owner. Operator may retain a copy of all records related to each Facility for future analysis.
(c)    Owner shall have the right no more than once during any calendar year and going back no more than two (2) calendar years preceding the calendar year in which an audit takes place, upon reasonable prior written notice, including using an independent public accounting firm reasonably acceptable to Operator, to examine such records during regular business hours in the location(s) where such

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records are maintained by Operator for the purposes of verifying Operator’s compliance with its obligations hereunder, including the accuracy of Monthly Reports and Operator’s calculations in respect of Warranty Specifications. Owner shall pay the cost of the audit unless the results of the audit reveal that the Minimum kWh or Actual kWh reported by Owner in respect of the Project or any Facility during any calendar year that is audited exceeds by five percent (5%) or more the true Minimum kWh or Actual kWh, as the case may be, in which case Operator shall pay the audit costs.
Section 3.2    Reports; Other Information. Without in any way limiting Operator’s other reporting, notification, and other similar obligations under this Agreement, during the Warranty Period, Operator shall furnish to Owner the following reports, notices, and other information regarding the Facility Services activities (which may be effected by e-mail communication to the Owner Manager or other appropriate Owner Representative):
(a)    Promptly upon Operator’s knowledge of the occurrence of any damage to any Facility or Site, notice of such damage in reasonable detail;
(b)    Promptly (and in any case within three (3) Business Days) following Operator’s final determination of the applicability thereof, notice that the operation of a Facility is subject to any of the exclusions described in Section 4.8;
(c)    Any information Owner may reasonably request in connection with any claim filed by Owner under any insurance maintained with respect to the Facilities, and any information such insurance providers may reasonably request in connection with such claim; and
(d)    Operator shall, upon Owner’s reasonable request, make available to Owner appropriate members of Operator’s senior technical personnel to discuss any performance issues relating to any Facility that experienced a reduction in average output in any calendar month as compared to the immediately preceding calendar month exceeding five percent (5%).
ARTICLE IV.
DATA ACCESS
Section 4.1    Access to Data and Meters. Throughout the Term, and thereafter to the extent relevant to calculations necessary for periods prior to the end of the Term and subject to any confidentiality obligation owed to any third party, any limitations under Legal Requirements as determined by Owner in its reasonable discretion, and/or any restrictions on the disclosure of information which may be subject to Intellectual Property rights restricting disclosure, at the sole cost of Operator:

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(a)    Owner shall grant Operator access to all data relating to the electricity production of each Facility, it being understood that it is Operator’s responsibility to determine the performance of the Facility, and any other calculations as required under this Agreement, and that it is Owner’s responsibility to handle all accounting and invoicing activities;
(b)    Owner shall allow Operator access to all data from all Facility Meters; and
(c)    Owner shall allow Operator access to Facility performance data delivered to third parties pursuant to obligations set forth in the Tariff.
(d)    Operator shall be entitled to use the foregoing data for its internal business purposes, in all cases unless and to the extent such uses of or disclosures by Operator are restricted under the Tariff or Legal Requirements, including those related to privacy.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF OPERATOR
Section 5.1    Representations and Warranties of Operator. Operator represents and warrants to Owner as of the Agreement Date, as of each Commissioning Date, and, solely with respect to any representation that expressly sets forth a different date, as of such different date, as follows:
(a)    Incorporation; Qualification. Operator is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate its business as currently conducted. Operator is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction that its business, as currently being conducted, shall require it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Operator or its ability to perform its obligations hereunder.
(b)    Authority. Operator has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Operator of the Transaction Documents to which it is a party and the consummation by Operator of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action required on the part of Operator and the Transaction Documents to which it is a party have been duly and validly executed and delivered by Operator. Each of the Transaction Documents to which Operator is a party constitutes the legal, valid and binding agreement of Operator, enforceable against Operator in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and

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by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
(c)    Consents and Approvals; No Violation. Neither the execution, delivery and performance of this Agreement nor the other Transaction Documents to which Operator is a party nor the consummation by Operator of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Operator, (ii) with or without the giving of notice or lapse of time or both, conflict with, result in any violation or breach of, constitute a default under, result in any right to accelerate, result in the creation of any Lien (other than Permitted Liens) on Operator’s assets, or create any right of termination under the conditions or provisions of any note, bond, mortgage, indenture, any material agreement or other instrument or obligation to which Operator is a party or by which it, or any material part of its assets may be bound, in each case that would individually or in the aggregate result in a Material Adverse Effect on Operator or its ability to perform its obligations hereunder or (iii) constitute violations of any law, regulation, order, judgment or decree applicable to Operator, which violations, individually or in the aggregate, would result in a Material Adverse Effect on Operator or its ability to perform its obligations hereunder.
(d)    Legal Proceedings. There are no pending or, to Operator’s Knowledge, threatened claims, disputes, governmental investigations, suits, actions (including non-judicial real or personal property foreclosure actions), arbitrations, legal, administrative or other proceedings of any nature, domestic or foreign, criminal or civil, at law or in equity, against Operator that challenge the enforceability of this Agreement or the other Transaction Documents to which Operator is a party or the ability of Operator to consummate the transactions contemplated hereby or thereby, in each case, that could reasonably be expected to result in a Material Adverse Effect on Operator or its ability to perform its obligations hereunder.
(e)    U.S. Person. Operator is not a “foreign person” within the meaning of Section 1445(b)(2) of the Code and has provided a Certificate of Non-Foreign Status in the form and substance required by Section 1445 of the Code and the regulations thereunder.
(f)    Insurance. Operator has obtained the insurance described in Annex B, all such policies remain in full force and effect, and all insurance premiums that are due and payable have been paid in full with no premium overdue.
(g)    Title; Liens. As of each date title is required to pass to Owner hereunder with respect to any assets comprising a Facility, Operator has and will convey good and marketable title to such assets to be sold to Owner on such date and all such assets are free and clear of all Liens other than Permitted Liens. Except to the extent arising by law, neither Operator nor any of its subcontractors have placed any Liens on the Sites or the Facilities other than Permitted Liens. To the extent that Operator has actual Knowledge that any of its subcontractors has placed

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any Lien on a Facility or Site, then Operator shall cause such Liens to be discharged, or shall provide a bond in an amount and from a surety acceptable to Owner to protect against such Lien, in each case, within thirty (30) days after Operator is aware of the existence thereof. Operator shall indemnify Owner against any such lien claim, provided that if the applicable Site Lease requires additional or more stringent action, Operator shall also indemnify Owner for the costs and expenses of such actions.
(h)    Intellectual Property. No Bloom System and no other product or service marketed, sold, or provided (or proposed to be marketed, sold or provided) by Operator in connection with the Facility Services violates or will violate any license or infringes or will infringe any Intellectual Property rights of any other Person. Operator owns or has the right to use and to authorize Owner to use all Intellectual Property and Software associated with the Bloom Systems so as to grant the license rights and other rights granted by Operator to Owner in respect of Bloom Systems. Operator has received no written communications alleging, and has no knowledge of, any claim that Operator has violated, or by conducting its business, would violate, infringe or misappropriate, or that the Bloom Systems violate, infringe or misappropriate, any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. No such claims or allegations are reasonably anticipated or foreseen by Operator.
(i)    Consents and Approvals. As of any date Operator is required to perform an obligation hereunder, Operator has received all material third party consents which are required as of such date for the consummation and performance of the transactions contemplated hereunder.
(j)    Bankruptcy. No event of Bankruptcy has occurred with respect to Operator.
(k)    Material Adverse Effect.
(i)    As of the Agreement Date, no Material Adverse Effect has occurred with respect to Operator or, to the Knowledge of Operator, PJM, DPL, or any Site Landlord.
(ii)    As of each Commissioning Date, no Material Adverse Effect has occurred between the Agreement Date and the applicable Commissioning Date with respect to Operator or, to the Knowledge of Operator, with respect to PJM, DPL, or the Site Landlord relating to any of the Bloom Systems Commissioned on such date.
(l)    Governmental Approvals. As of each of the dates each Bloom System is Commissioned, Operator, as applicable on behalf of Owner, has obtained all Governmental Approvals required for construction and operation of such Facility and each of the Governmental Approvals obtained as of such date is validly issued, final and in full force and effect and is not subject to any current legal proceeding

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or to any unsatisfied condition, and any applicable appeal period has expired. On each of such dates, Operator, as applicable on behalf of Owner, is in compliance in all material respects with all applicable Governmental Approvals and has not received any written notice from a Governmental Authority of an actual or potential violation of any such Governmental Approval, and none of the persons referenced in Section 5.2(b)(ii) of the Phase 2 CapEx Agreement has received any other communication from a Governmental Authority of an actual or potential violation of any such Governmental Approval.
(m)    Compliance. Operator has performed in all respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by Operator hereunder.
(n)    No Breaches. As of the Agreement Date, each Interconnection Agreement, Gas Supply Agreement, and Site Lease is a legal, valid, binding and enforceable obligation of Owner and, to Operator’s Knowledge, of each other party thereto, and each Interconnection Agreement, Gas Supply Agreement, and Site Lease is in full force and effect. To Operator’s Knowledge, neither Owner nor any other Person party thereto is in material breach or violation of any Interconnection Agreement, Gas Supply Agreement, or Site Lease, and no event has occurred, is pending or is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default by Owner or any other party thereto.
(o)    QFCP-RC Tariff. During the term of this Agreement, the Project shall not fail to receive full payment and service under the Tariff for either of the following reasons:
(i)    Operator fails to be a Qualified Fuel Cell Provider throughout the original term of the Tariff due to any action or inaction of Operator in violation of this Agreement; or
(ii)    Operator takes any action in violation of the Phase 1 CapEx Agreement or Phase 2 CapEx Agreement or this Agreement which causes: (A) Owner not to qualify (or lose qualification) for service under the Tariff or (B) the Project not to qualify (or lose qualification) as a Qualified Fuel Cell Provider Project.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF OWNER
Section 6.1    Representations and Warranties of Owner. Owner represents and warrants to Operator as of the Agreement Date and as of each Commissioning Date, as follows.
(a)    Organization. Owner is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and

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has all requisite limited liability company power and authority to own, lease, and operate its business as currently conducted.
(b)    Authority. Owner has full limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Owner of this Agreement and the other Transaction Documents to which it is a party and the consummation by Owner of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action required on the part of Owner and the Transaction Documents to which Owner is a party have been duly and validly executed and delivered by Owner. Each of the Transaction Documents to which Owner is a party constitutes the legal, valid and binding agreement of Owner, enforceable against Owner in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
(c)    Consents and Approvals; No Violation. Neither the execution, delivery and performance of this Agreement nor the other Transaction Documents to which Owner is a party nor the consummation by Owner of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the articles of formation of Owner nor Owner’s limited liability company agreement, (ii) with or without the giving of notice or lapse of time or both, conflict with, result in any violation or breach of, constitute a default under, result in any right to accelerate, result in the creation of any Lien on Owner’s assets, or create any right of termination under the conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Owner is a party or by which it, or any material part of its assets may be bound, in each case that would individually or in the aggregate result in a Material Adverse Effect on Owner or its ability to perform its obligations hereunder or (iii) constitute violations of any law, regulation, order, judgment or decree applicable to Owner, which violations, individually or in the aggregate, would result in a Material Adverse Effect on Owner or its ability to perform its obligations hereunder.
(d)    Legal Proceedings. There are no pending or, to Owner’s Knowledge, threatened claims, disputes, governmental investigations, suits, actions (including non-judicial real or personal property foreclosure actions), arbitrations, legal, administrative or other proceedings of any nature, domestic or foreign, criminal or civil, at law or in equity, by or against Owner that challenge the enforceability of this Agreement or the other Transaction Documents to which Owner is a party or the ability of Owner to consummate the transactions contemplated hereby or thereby, in each case, that could reasonably be expected to result in a Material Adverse Effect on Owner or its ability to perform its obligations hereunder.

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ARTICLE VII.
CONFIDENTIALITY
Section 7.1    Confidential Information. Subject to the other terms of this ARTICLE IX each Party shall, and shall cause its Affiliates and its respective stockholders, members, subsidiaries and Representatives to, hold confidential the terms of this Agreement and all information it has obtained or obtains from the other Party in connection with this Agreement concerning Operator and Owner and their respective assets, business, operations or prospects (the “Confidential Information”), including all materials and information furnished by Operator in performance of this Agreement, regardless of form conveyed or whether financial or technical in nature, including any trade secrets and proprietary know how and Software whether such information bears a marking indicating that they are proprietary or confidential or not; provided, however, that Confidential Information shall not include (a) information that (i) is or becomes generally available to the public other than as a result of any breach of this ARTICLE IX by a Party or any of its Representatives, (ii) is or becomes available to a Party or any of its Representatives on a non-confidential basis from a source other than the other Party or its Representatives, provided that such source was not and is not bound by any contractual, legal or fiduciary obligation of confidentiality with respect to such information or (iii) was or is independently developed or conceived by a Party or its Representatives without use of or reliance upon the Confidential Information of the other Party, as evidenced by sufficient written record.
Section 7.2    Restricted Access. Subject to Section 11.8:
(a)    Owner agrees that the Bloom Systems themselves contain Operator’s valuable trade secrets. Owner agrees (i) to restrict the use of such information to matters relating to the Facilities, and such other purposes, if any, expressly provided herein, and (ii) to restrict access to such information as provided in Section 9.3(b).
(b)    Operator’s Confidential Information will not be reproduced without Operator’s prior written consent, and following termination of this Agreement all copies of such written information will be returned to Operator upon written request (not to be made while materials are still of use to the operation of a Bloom System and no Owner Default has occurred and is continuing) or shall be certified by Owner as having been destroyed, unless otherwise agreed by the Parties. Owner’s Confidential Information will not be reproduced by Operator without Owner’s prior written consent, and following termination of this Agreement all copies of such written information will be returned to Owner upon written request or shall be certified by Operator as having been destroyed. Notwithstanding the foregoing, each Party and its Representatives may each retain archival copies of any Confidential Information to the extent required by law, regulation or professional standards or copies of Confidential Information created pursuant to the automatic backing-up of electronic files where the delivery or destruction of such files would cause undue

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hardship to the receiving Party, so long as any such archival or electronic file back-up copies are accessible only to legal or information technology personnel, provided that such Confidential Information will continue to be subject to the terms of this Agreement.
(c)    Subject to ARTICLE X and Section 9.2(a) and Section 9.2(b), the Facility Services are provided by Operator subject to the condition that such performance does not convey any license, expressly or by implication, to manufacture, reverse engineer, duplicate or otherwise copy or reproduce any part of the Facilities, documentation or Software without Operator’s express advance written permission. Subject to ARTICLE X hereof, Owner agrees not to remove the covering of any Bloom System, not to access the interior or to reverse engineer, or cause or knowingly allow any third party to open, access the interior or reverse engineer any Bloom System, BOF, or Software provided by Operator. Subject to ARTICLE X hereof, and anything to the contrary contemplated pursuant to this Agreement, only Operator or its Representatives may open or access the interior of a Facility.
Section 7.3    Permitted Disclosures.
(a)    Legally Compelled Disclosure. Confidential Information may be disclosed (i) as required or requested to be disclosed by a Party or any of its Affiliates or their respective stockholders, members, subsidiaries or Representatives as a result of any applicable Legal Requirement or rule or regulation of any stock exchange, the Financial Industry Regulatory Authority, Inc., the New York Department of Financial Services or other regulatory authority or self-regulatory authority having jurisdiction over such Party, (ii) as required or requested by the IRS, the Department of Justice or the Office of the Inspector General in connection with a Facility, cash grant, or tax credits relating thereto, including in connection with a request for any private letter ruling, any determination letter or any audit, or (iii) as required under any Interconnection Agreement or any of the other Transaction Documents. If a Party becomes compelled by legal or administrative process to disclose any Confidential Information, such Party shall, to the extent permitted by Legal Requirements, provide the other Party with prompt notice of any such disclosure (other than any disclosure in connection with routine regulatory filings, reviews or audits, or requests for regulatory approvals in the ordinary course of the recipient’s business, which, in each case, may be made without notice or restriction) so that the other Party may seek a protective order or other appropriate remedy with respect to the information required to be disclosed. If such protective order or other appropriate remedy is not obtained with respect to the information required to be disclosed, the first Party shall furnish only that portion of such information that it is advised by counsel is legally required to be furnished and shall exercise reasonable efforts, at the expense of the Party whose Confidential Information is being disclosed, to obtain reliable assurance that confidential treatment will be accorded such information, including, in the case of disclosures to the IRS described in clause (ii) above, to

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obtain reliable assurance that, to the maximum extent permitted by applicable Legal Requirements, such information will not be made available for public inspection pursuant to Section 6110 of the Code.
(b)    Disclosure to Representatives. Notwithstanding the foregoing, and subject always to the restrictions in Section 9.2, a Party may disclose Confidential Information received by it (i) to its and its Affiliates’ (x) actual or potential investors or financing parties, underwriters and insurers and its and their employees, consultants, legal counsel or agents who have a need to know such information and (y) auditors and advisers (including, without limitation, legal and financial advisers) who need to know such information in connection with the transactions contemplated hereby, or (ii) as required to be disclosed to rating agencies requesting such information; provided that such Party informs each such Person who has access to the Confidential Information of the confidential nature of such Confidential Information, the terms of this Agreement, and that such terms apply to them. The Parties shall use commercially reasonable efforts to ensure that each such Person complies with the terms of this Agreement and that any Confidential Information received by such Person is kept confidential.
(c)    Securities Filings. A Party may file this Agreement as an exhibit to any relevant filing with the Securities Exchange Commission (or equivalent foreign agency) in accordance with Legal Requirements only after complying with the procedure set forth in this Section 9.3(c). In such event, the Party seeking such disclosure shall prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no less than fourteen (14) days after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines prescribed by Legal Requirements. The Party seeking such disclosure shall exercise commercially reasonable efforts to obtain confidential treatment of the Agreement from the Securities Exchange Commission (or equivalent foreign agency) as represented by the redacted version reviewed by the other Party. Each Party shall bear its own costs in connection with such efforts. Either Party may, without the consent of the other Party, describe the transaction contemplated herein as required by Legal Requirements pursuant to the filing of a form 8-K, 10-K, 10-Q, or similar filing with the Securities and Exchange Commission.
(d)    Other Permitted Disclosures. Nothing herein shall be construed as prohibiting a Party hereunder from using such Confidential Information in connection with (i) any claim against the other Party, (ii) any exercise by a Party hereunder of any of its rights hereunder, (iii) a financing or proposed financing by Operator or Owner or their respective Affiliates, (iv) a disposition or proposed disposition by any direct or indirect Affiliate of Owner of all or a portion of such Person’s equity interests in Owner, (v) a disposition or proposed disposition by Owner of any Bloom System or Facility, or (vi) any disclosure required to be made

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pursuant to the Tariff, an Interconnection Agreement, a Gas Supply Agreement, or a Site Lease, provided that, in the case of items (iii), (iv) and (v), the potential financing party or purchaser has entered into a confidentiality agreement with respect to Confidential Information on customary terms used in confidentiality agreements in connection with corporate financings or acquisitions before any such information may be disclosed and a copy of such confidentiality agreement has been provided to the non-disclosing party for informational purposes, which copy of such confidentiality agreement may contain redactions of confidential information relating to the potential financing party or purchaser. No disclosures of Confidential Information shall be made by Owner in exercise of its rights under this Section 9.3(d) until Operator has first had the opportunity to exercise its right to take or purchase the Bloom System in question, if applicable.
ARTICLE VIII.
INTELLECTUAL PROPERTY
Section 8.1    No Software Warranty. Owner acknowledges and agrees that the use of the Software is at Owner’s sole risk. Except as set forth in Section 10.2, the Software and related documentation are provided “AS IS” and without any warranty of any kind and Operator EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
Section 8.2    Representations and Warranties.Operator represents and warrants to Owner as of the Agreement Date and as of each Commissioning Date as follows with respect to the Software and all other Intellectual Property that is (A) required (i) for Operator or its Affiliates to perform their respective obligations under this Agreement and each other Transaction Document, and (ii) for the continued operation of the Facilities in accordance with the Tariff and the Interconnection Agreements without a material decrease in performance of the Facilities, or (B) that is licensed, provided or otherwise made available by Operator to Owner:
(a)    Operator owns or has the right to use and to authorize Owner to use all such Intellectual Property and Software; and
(b)    Operator and its Affiliates are not infringing on any Intellectual Property of any third party and the Facilities do not infringe on any Intellectual Property of any third party.
ARTICLE IX.
EVENTS OF DEFAULT AND TERMINATION
Section 9.1    Operator Default. The occurrence at any time of any of the following events shall constitute an “Operator Default”:

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(a)    Failure to Pay. The failure of Operator to pay any undisputed amounts owing to Owner on or before the day following the date on which such amounts are due and payable under the terms of this Agreement and Operator’s failure to cure each such failure within ten (10) Business Days after Operator receives written notice from Owner of each such failure;
(b)    Failure to Perform Other Obligations. Unless due to a Force Majeure Event, the failure of Operator to perform or cause to be performed any other material obligation required to be performed by Operator under this Agreement, or the failure of any representation and warranty set forth herein to be true and correct as and when made; provided, however, that if such failure by its nature can be cured, then Operator shall have a period of thirty (30) days after receipt of written notice of such failure to cure the same and an Operator Default shall not be deemed to exist during such period; provided, further, that if Operator commences to cure such failure during such period and is diligently and in good faith attempting to effect such cure, said period shall be extended for sixty (60) additional days; notwithstanding the foregoing, the cure period set forth above will in no event exceed (and will be deemed modified as necessary to match) the cure period applicable to any particular failure or breach under the Tariff or the applicable Interconnection Agreement, if any;
(c)    Failure to Remedy Injunction. The failure of Operator to remedy any injunction that prohibits Owner’s use of any Facility as contemplated by Section 12.1 within sixty (60) days of Operator’s receipt of written notice of Owner being enjoined therefrom; or
(d)    Bankruptcy. If Operator is subject to a Bankruptcy.
Section 9.2    Owner Default. The occurrence at any time of the following events with respect to Owner shall constitute an “Owner Default”:
(a)    Failure to Pay. The failure of Owner to pay any undisputed amounts owing to Operator on or before the day following the date on which such amounts are due and payable under the terms of this Agreement and Owner’s failure to cure each such failure within ten (10) Business Days after Owner receives written notice of each such failure;
(b)    Failure to Perform Other Obligations. Unless due to a Force Majeure Event, the failure of Owner to perform or cause to be performed any material obligation required to be performed by Owner under this Agreement or the failure of any representation and warranty set forth herein to be true and correct as and when made; provided, however, that if such failure by its nature can be cured, then Owner shall have a period of thirty (30) days after receipt of written notice of such failure to cure the same and an Owner Default shall not be deemed to exist during such period; provided, further, that if Owner commences to cure such failure during such period and is diligently and in good faith attempting to effect such cure, said period shall be extended for sixty (60) additional days; or

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(c)    Bankruptcy. If Owner is subject to a Bankruptcy.
Section 9.3    Owner’s Remedies Upon Occurrence of an Operator Default. If an Operator Default has occurred under Section 11.1(d), Owner may terminate this Agreement by written notice, and assert all rights and remedies available to Owner under Legal Requirements subject to the limitations of liability set forth in Section 12.5. If an Operator Default has occurred under Section 11.1(a), Section 11.1(b) or Section 11.1(c), Owner may terminate this Agreement only with respect to the Bloom System(s) for which such Operator Default has occurred by written notice, and (i) assert all rights and remedies available to Owner under Legal Requirements subject to the limitations of liability set forth in Section 12.5, or (ii) require that Operator and, if so required, Operator shall repurchase the relevant Bloom System(s) in respect of which this Agreement is being terminated from Owner on an AS IS basis by paying the Repurchase Amount of any such Bloom System(s), calculated as of the date of such payment, in which case Operator shall take title to such Bloom System(s) upon paying the Repurchase Amount, and such Bloom System(s) shall no longer constitute a portion of the Project. If a Bloom System will be removed pursuant to this Section 11.3, Operator shall at its sole cost and expense remove the Bloom System and any other ancillary equipment (including the concrete pad and any other improvements to the applicable Site to the extent required under the applicable Site Lease) from the applicable Site, restoring the relevant portion of the Site to its condition before the installation, including closing all utility connections and properly sealing any Site penetrations in the manner required by all Legal Requirements and the applicable Site Lease.
Section 9.4    Operator’s Remedies Upon Occurrence of an Owner Default. If an Owner Default has occurred, Operator may terminate this Agreement and assert all rights and remedies available to Operator under Legal Requirements, subject to the limitations of liability set forth in Section 12.5.
Section 9.5    Preservation of Rights. Termination of this Agreement shall not affect any rights or obligations as between the Parties which may have accrued prior to such termination or which expressly or by implication are intended to survive termination whether resulting from the event giving rise to termination or otherwise, including ARTICLE IX, ARTICLE X, and ARTICLE XII.
Section 9.6    Force Majeure. Force Majeure Events. Except as otherwise set forth in Section 11.6(b), if either Party is rendered wholly or partially unable to perform any of its obligations under this Agreement by reason of a Force Majeure Event, that Party (the “Claiming Party”) will be excused from whatever performance is affected by the Force Majeure Event to the extent so affected; provided, however, that (i) the Claiming Party, within a reasonable time after the occurrence of such Force Majeure Event gives the other Party notice describing the particulars of the occurrence; (ii) the suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event; (iii) no

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liability of either Party for an event that arose before the occurrence of the Force Majeure Event shall be excused as a result of the Force Majeure Event; (iv) the Claiming Party shall exercise commercially reasonable efforts to (A) correct or cure the event or condition excusing performance, (B) mitigate the effects of such Force Majeure Event pending any correction or cure of the event or condition that renders it wholly or partially unable to perform any of its obligations hereunder, including as appropriate by subcontracting to Third Parties the performance of one or more of such obligations, and (C) provide the non-Claiming Party with regular reports (no less than weekly) as to its efforts to correct, cure, and mitigate the Force Majeure Event and its estimate regarding when it expects correction or cure of the event or condition excusing performance; and (v) when the Claiming Party is able to resume performance of its obligations under this Agreement, the Claiming Party shall promptly give the other Party notice to that effect and shall promptly resume performance.
(a)    Termination for Extended Force Majeure Event. Owner may terminate this Agreement by written notice in the event of a Force Majeure Event which prevents Operator from performing its material obligations under this Agreement for a continuous period of at least one hundred eighty (180) days and which Owner reasonably concludes is not reasonably likely to be remedied within a further period of one hundred eighty (180) days.
Section 9.7    No Duplication of Claims; Cumulative Limitation of Liability Caps. Notwithstanding anything to the contrary in this Agreement, (a) the Parties acknowledge and agree that no claiming or indemnified party shall be entitled to a double recovery for the same monetary loss or damage under the provisions of this Agreement and the provisions of any other Transaction Document, (b) to the extent that all or any portion of the Warranty Specifications or any other warranty, guarantee or indemnification provision set forth herein is duplicative of any warranty, guarantee or indemnification coverage provided under the Phase 1 CapEx Agreement or Phase 2 CapEx Agreement, as applicable, the Parties acknowledge and agree that Owner shall be entitled to pursue recovery for money damages in respect of a single event or circumstance, at its sole option, under either this Agreement or, as applicable, the Phase 1 CapEx Agreement or Phase 2 CapEx Agreement, as applicable, and that limitation of liability caps set forth in each such agreement are to be calculated on an aggregate basis taking into account all claims for indemnification, warranty or otherwise (if any) made under this Agreement or, as applicable, Phase 1 CapEx Agreement or the Phase 2 CapEx Agreement, and (c) if an “Indemnifiable Loss” or other amount paid for any event(s) or circumstance(s) under this Agreement or, as applicable, the Phase 1 CapEx Agreement or Phase 2 CapEx Agreement, as the case may be, would be taken into account for purposes of calculating the “Maximum Liability” under such agreement, then such amount will also be taken into account for purposes of calculating the “Maximum Liability” under the other such agreement.

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Section 9.8    Actions to Facilitate Continued Operations After an Owner Termination. Notwithstanding anything herein to the contrary, and without limitation of the rights set forth in this ARTICLE XI hereof, if any Facility is no longer covered by this Agreement or another agreement between Owner and Operator (or any Affiliate of Operator) regarding the operation and maintenance of such Facility as a result of the termination of this Agreement with respect to such Facility (A) in connection with an Operator Default or (B) in connection with the expiration of the Extended Warranty Period with respect to all Bloom Systems at such Facility, Owner shall be entitled to maintain, or cause a third party to maintain, such Facility (each such maintainer party, a “Third Party Operator”), including replacing consumables and components as needed or desired, including, if applicable, electricity sales pursuant to the Tariff; provided that:
(a)    No less than thirty (30) calendar days prior to the event of such termination pursuant to subsection (B) above, to the extent Owner requires any maintenance services for such Facility following such termination, Owner shall notify Operator of such requirements in writing. If Operator desires to perform such maintenance services, Operator shall provide within five (5) Business Days to Owner the material terms and conditions (including the scope of services offered, the price(s) quoted for such services, and the terms of any performance warranties to be provided in connection with such services) pursuant to which it is willing to provide such maintenance services for such Facility, which shall be no less favorable to Owner than Operator’s standard rates, terms and warranties as of such date. If Owner declines to engage Operator to perform such services, or the Parties are unable to execute appropriate documentation to reflect such services, Owner may (subject to Section 11.8(b)) seek to engage a Third Party Operator to perform such services, provided that, prior to engaging any such Third Party Operator to maintain such Facility, Owner shall provide written notice to Operator of the material terms and conditions on which such third party has offered to provide such service (including (X) the scope of services offered, (Y) the price(s) quoted for such services, and (Z) the terms of any performance warranties to be provided in connection with such services). Operator shall have ten (10) Business Days to notify Owner if Operator will agree to perform the applicable services for a price not to exceed the quoted amount and otherwise on terms no less favorable to Owner than those included in the notice required hereunder. If Operator agrees to provide such services, the Parties will negotiate in good faith regarding appropriate documentation to reflect such services. If Operator declines to provide such services, Owner may engage the applicable third party on terms no more favorable to such third party than those provided in the notice to Operator.
(b)    Without in any way limiting the provisions of the foregoing Section 11.8(a), Owner shall in all events use commercially reasonable efforts to engage a Third Party Operator to provide such maintenance that is not a competitor of Operator or its Affiliates and is not in litigation or other material dispute with Operator.

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Section 9.9    Termination at Expiration of Tariff; Removal of Facilities by Operator.
(a)    Notwithstanding anything to the contrary set forth in Section 2.4(a), Owner may, by written notice to Operator delivered not less than one hundred eighty (180) days prior to the expiration of the Tariff with respect to the final Bloom System eligible for service under such Tariff, elect to abandon the Project. If Owner notified Operator of its intent to abandon the Project in connection with the expiration of the Tariff, then (i) Operator, at its sole cost, shall assume all of Owner’s obligations to remove the Bloom Systems and all BOF from each Site and to restore each Site in accordance with the Performance Standards (including all requirements of each Site Lease), (ii) title to each Bloom System, item of BOF and each other Project asset shall pass from Owner to Operator as of the day the Operator removes such item from the applicable Site, and (iii) Operator shall indemnify Owner from any and all Indemnifiable Losses related to the removal and restoration of each Site in accordance with the terms of Section 12.3.
(b)    In the event that Owner elects to abandon the Project pursuant to Section 11.9(a), Owner agrees to cooperate with Operator as Operator may reasonably request (and at Operator’s sole cost and expense) so that Operator may satisfy its obligations pursuant to such Section 11.9(a), including assisting Operator in seeking an extension of the period to complete the removal of the Project and restoration of the Sites afforded by the Site Leases if necessary.
Section 9.10    Termination of Owner Obligations. (i) At the expiration or termination, as applicable, of the Warranty Period with respect to a Bloom System, all obligations and rights of Owner and Operator with respect to such Bloom System shall terminate and be discharged in full and (ii) at the expiration of the Term, subject to Section 11.5, all obligations and rights of Owner and Operator hereunder shall terminate and be discharged in full; provided, in each case of (i) and (ii), (A) such termination shall not affect any rights or obligations as between the Parties which may have accrued prior to such termination and (B) those provisions which expressly or by implication are intended to survive termination whether resulting from the event giving rise to termination or otherwise, including ARTICLE IX, ARTICLE X, and ARTICLE XII, shall survive such termination.
ARTICLE X.
INDEMNIFICATION
Section 10.1    IP Indemnity.
(a)    Except as expressly limited below, Operator agrees to indemnify, defend and hold Owner, its members and its permitted successors and assigns, and their Affiliates and their respective managers, officers, directors, employees and agents harmless from and against any and all Third Party Claims and Indemnifiable Losses (including in connection with obtaining any Intellectual Property necessary

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for continuation of completion, operation and maintenance, and performance of the Facility Services for the Bloom Systems purchased by Owner from Operator), arising from or in connection with any alleged infringement, conflict, violation, misappropriation or misuse of any patents, copyrights, trade secrets or other third party Intellectual Property rights by the Bloom Systems purchased by Owner from Operator (or the use, operation or maintenance thereof) or the exercise of the IP License or the Software License granted pursuant to the Phase 1 CapEx Agreement or Phase 2 CapEx Agreement, as applicable. Owner shall give Operator prompt notice of any such claims. Operator shall be entitled to participate in, and, unless in the opinion of counsel for Operator a conflict of interest between the Parties may exist with respect to such claim, assume control of the defense of such claim with counsel reasonably acceptable to Owner. Owner authorizes Operator to settle or defend such claims in its sole discretion on Owner’s behalf, without imposing any monetary or other obligation or liability on Owner and subject to Owner’s participation rights set forth in this Section 12.1 and further provided that any such settlement: (i) includes a full and complete release in favor of Owner; and (ii) does not require any admission of fault or liability on the part of Owner. Owner shall assist Operator upon reasonable request by Operator and, at Operator’s reasonable expense, in defending any such claim. If Operator does not assume the defense of such claim, or if a conflict precludes Operator from assuming the defense, then Operator shall reimburse Owner on a monthly basis for Owner’s reasonable defense expenses of such claim through separate counsel of Owner’s choice reasonably acceptable to Operator. Even if Operator assumes the defense of such claim, Owner may, at its sole option, participate in the defense, at Owner’s expense, without relieving Operator of any of its obligations hereunder. Should Owner be enjoined from selling or using any Bloom System as a result of such claim, or should Owner reasonably and in good faith conclude that Owner is likely to be so enjoined, Operator will, at its sole option and discretion, either (i) procure or otherwise obtain for Owner the right to use or sell the Bloom System in the form purchased by Owner; (ii) modify the Bloom System so that it becomes non-infringing but still substantially meets the original functional specifications of the Bloom System (in which event, for the avoidance of doubt, all warranties hereunder shall continue to apply unmodified); (iii) upon return of the Bloom System to Operator, as directed by Operator, provide to Owner a non-infringing Bloom System meeting the functional specifications of the Bloom System, or (iv) when and if none of the first three options is reasonably available to Operator after having exercised good faith efforts to pursue such options, authorize the return of the Bloom System to Operator and, upon receipt thereof, return to Owner all monies paid by Owner to Operator for the cost of the Bloom System and BOF, net of any monies paid by Operator to Owner pursuant to the Output Warranty, Efficiency Guaranty and/or Output Guaranty to the extent such Operator payments are allocable to such Bloom System; provided that Operator shall not elect the option in the preceding clause (i) without Owner’s written consent if such election could reasonably be expected to materially decrease Owner’s revenues or materially increase Owner’s operating expenses.

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(b)    THIS INDEMNITY SHALL NOT COVER ANY CLAIM:
(i)    for Intellectual Property infringement, conflict, violation or misuse that would not have been caused but for any combination made by Owner of any Bloom System with any other product or products or modifications made by or on behalf of Owner to any part of the Bloom System, unless (A) such combination or modification is in accordance with Operator’s specifications for the Bloom System or is otherwise contemplated in the Documentation, (B) such combination or modification is made by or on behalf of or at the written request of Operator where Operator has requested the specific combination or modification giving rise to the claim by Owner, or (C) such other product or products would not infringe the Intellectual Property rights of a third party but for the combination with any part of the Bloom System; or
(ii)    for infringement of any Intellectual Property rights arising in whole or in part from any aspect of the Bloom System which was designed by or requested by Owner on a custom basis (unless Operator knew or had reason to know that such design would cause such infringement).
Section 10.2    Indemnification of Operator by Owner. Owner shall indemnify, defend and hold harmless Operator, its officers, directors, employees, shareholders, Affiliates and agents (each, an “Operator Indemnitee”) from and against any and all Indemnifiable Losses asserted against or suffered by any Operator Indemnitee arising out of a Third Party Claim (other than a claim for an Operator Indemnitee’s breach of any contract to which such Operator Indemnitee is a party), and in any way relating to, resulting from or arising out of or in connection with any Third Party Claims against an Operator Indemnitee to the extent arising out of or in connection with (a)(1) the negligent or intentional acts or omissions of Owner or its subcontractors, agents or employees or others under Owner’s control (excluding any act or omission by any Operator Indemnitee, or any Operator Personnel), (2) a breach by Owner of its representations, warranties or obligations under this Agreement (except to the extent caused by any Operator Indemnitee or any Operator Personnel), or (3) any breach of a Site Lease or Interconnection Agreement, except to the extent relating to, resulting from or arising out of or in connection with any act or omission by Operator, any Operator Indemnitee or any Operator Personnel, or (b) the operation of any Bloom System by any Person other than Operator or an Affiliate or subcontractor of Operator (but subject to Operator’s warranties, covenants and indemnities under this Agreement and any other Transaction Document to which Operator is a party); provided that Owner shall have no obligation to indemnify Operator to the extent caused by or arising out of any (i) negligence, fraud or willful misconduct of any Operator Indemnitee or the breach by Operator or any Operator Indemnitee of its covenants, representations and warranties under this Agreement, or (ii) operation of Bloom Systems by a party outside of Owner’s control or direction (including any Operator Personnel) or by a party taking such action despite Owner’s reasonable efforts to prevent the same.

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Section 10.3    Indemnification of Owner by Operator. Operator shall indemnify, defend and hold harmless Owner, its members, managers, officers, directors, employees, Affiliates and agents (each, an “Owner Indemnitee”) from and against any and all Indemnifiable Losses (other than Indemnifiable Losses addressed in Section 12.1) asserted against or suffered by any Owner Indemnitee arising out of a Third Party Claim, and in any way relating to, resulting from or arising out of or in connection with any Third Party Claims against an Owner Indemnitee to the extent arising out of or in connection with (i) the negligent or intentional acts or omissions of Operator or any Operator Personnel (other than matters addressed separately in Section 12.1, which shall be governed by the terms thereof), (ii) a breach by Operator of its representations, warranties or obligations under this Agreement, including any breach of a Site Lease or Interconnection Agreement to the extent relating to, resulting from or arising out of or in connection with any act or omission by Operator or any Operator Personnel, (iii) any injury, death, or damage to property caused by a defect in any Bloom System, BOF, or New BOF, (iv) an alleged violation by Operator of Environmental Requirements resulting in claims, penalties, fines, or other enforcement actions, or (v) any claims, penalties, fines or other enforcement actions taken by the State of Delaware Department of Natural Resources and Environmental Control relating to inaccuracies in the original application submitted in connection with the Coastal Zone Permit with respect to Hazardous Materials generated by the Red Lion Facility, including any costs incurred in proceedings to defend or amend such Coastal Zone Permit; provided that, Operator shall have no obligation to indemnify Owner to the extent caused by or arising out of (x) any negligence, fraud or willful misconduct of an Owner Indemnitee, except to the extent caused or directed by any Operator Personnel, (y), the breach by Owner or any Owner Indemnitee of its covenants, representations and warranties under this Agreement or any Site Lease or Interconnection Agreement, except to the extent such breach is caused by Operator’s (or any Operator Personnel’s) breach of this Agreement (including any failure to perform obligations on behalf of Owner in accordance with the terms of this Agreement), or (z) the inability of Owner to ultimately utilize any tax benefits solely as a result of insufficient taxable income or tax liability.
(a)    Except as otherwise set forth in this Agreement, in the event that Owner incurs any liability, cost, loss or expense to a Site Landlord (including relating to a breach of a Site Lease) in relation to the repurchase by or return to Operator of any Bloom System under this Agreement, Operator shall indemnify and hold Owner harmless for any such liability, cost, loss or expense incurred by Owner.
(b)    Operator acknowledges and agrees that each Site Landlord is an intended third party beneficiary of Operator’s indemnification obligations in favor of the Owner Indemnitees and that Owner may, with Operator’s reasonable consent following cooperative discussions between the Parties regarding the least disruptive manner of resolving the applicable Site Landlord claim, elect to assign to a Site Landlord the right to seek indemnification directly from Operator in the event that

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Owner owes to such Site Landlord any indemnification obligations arising out of or in connection with any breach of a Site Lease or arising out of any actions or inactions of Operator under this Agreement that give rise to an indemnification obligation of Operator in favor of any Owner Indemnitee.
Section 10.4    Indemnity Claims Procedure. Except as otherwise provided in Section 12.1, if any indemnifiable claim is brought against a Party (the “Indemnified Party”), then the other Party (the “Indemnifying Party”) shall be entitled to participate in, and, unless in the reasonable opinion of counsel for the Indemnifying Party a conflict of interest between the Parties may exist with respect to such claim, assume the defense of such claim, with counsel reasonably acceptable to the Indemnifying Party. If the Indemnifying Party does not assume the defense of the Indemnified Party or if a conflict precludes the Indemnifying Party from assuming the defense, then the Indemnifying Party shall reimburse the Indemnified Party on a monthly basis for the Indemnified Party’s reasonable defense expenses through separate counsel of the Indemnified Party’s choice. Even if the Indemnifying Party assumes the defense of the Indemnified Party with acceptable counsel, the Indemnifying Party, at its sole option, may participate in the defense, at its own expense, with counsel of its own choice without relieving the Indemnifying Party of any of its obligations hereunder.
Section 10.5    Limitation of Liability; Waiver.
(a)    Notwithstanding anything to the contrary in this Agreement, in no event shall a Party be liable to the other Party for an amount in excess of the Maximum Liability unless and to the extent such liability is the result of (A) fraud, willful default, willful misconduct, or gross negligence of a Party or that Party’s employees, agents, subcontractors (except that for the purposes of this provision, Operator and any applicable Operator Personnel and their respective employees, agents and subcontractors will not be deemed to be employees, agents, or Representatives or subcontractors of Owner), (B) a Third Party Claim, (C) a claim of Operator against Owner for Owner’s failure to pay the Service Fees for any Facility (which amounts shall not be included in calculating Owner’s Maximum Liability), (D) a claim with respect to injury to or death of any individual, (E) Operator’s abandonment to the extent constituting a repudiation of this Agreement in respect of all or any part of the Facilities, (F) events or circumstances in respect of which insurance proceeds are available or that would have been available but for a failure by Operator to maintain, or comply with the terms of, insurance that it is required to obtain and maintain under this Agreement, and any amounts so received will not be included when calculating Operator’s Maximum Liability, (G) a claim of Owner against Operator for Operator’s breach of a Fundamental Representation or (H) a claim brought pursuant to Section 12.1. Subject always to the Maximum Liability limitations set forth in the preceding sentence, except for damages or amounts specifically provided for in this Agreement or in connection with the indemnification for damages awarded to a third party under a Third Party Claim, damages hereunder

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are limited to direct damages, and in no event shall a Party be liable to the other Party, and the Parties hereby waive claims, for indirect, punitive, special or consequential damages or loss of profits; provided, however, that the loss of profits language set forth in this Section 12.5(a) shall not be interpreted to exclude from Indemnifiable Losses any losses arising as a result of the loss or recapture of any ITC or recovery for any losses merely because such losses would result in a reduction in the profits of Owner, Assured Guaranty Municipal Corp., SP Diamond State Class B Holdings, LLC, or any or all of such Persons. Notwithstanding anything to the contrary set forth herein, in no event shall the limitation of liability set forth above as it pertains to Operator limit Operator’s obligations to Owner for any payments owed by Operator to Owner regarding (i) the Repurchase Amount in respect of any Bloom Systems, (ii) Output Guaranty and/or Efficiency Guaranty payments, or (iii) Indemnifiable Losses arising from the loss or recapture of any ITC. Any amounts paid or payable by Operator to Owner as described in the preceding sentence will not be included when calculating Operator’s Maximum Liability.
(b)    Each Party hereby agrees that any claim for damages against the other Party under this ARTICLE XII shall be reduced to the extent of any insurance proceeds actually received by such claiming Party.
(c)    Operator, on behalf of itself and each Operator Indemnitee hereby waives and releases Owner and each Owner Indemnitee of any and all Indemnifiable Losses arising out of or relating to any violation of Environmental Law at a Facility other than any such violation directly resulting from physical actions of Owner’s subcontractors, agents or employees or others under Owner’s control (excluding Operator, any Operator Affiliate or any Operator Personnel) performed at such Facility.
Section 10.6    Liquidated Damages; Estoppel. The Parties acknowledge and agree that it would be impracticable or impossible to determine with precision the amount of damages that would or may be incurred by Owner as a result of the Project’s failure to satisfy the Output Warranty. It is therefore understood and agreed by the Parties that: (a) Owner may be damaged by Operator’s failure to satisfy the Output Guaranty or Efficiency Guaranty; (b) it would be impractical or impossible to fix the actual damages to Owner resulting therefrom; and (c) any cash payments in respect of a claim under the Output Guaranty or Efficiency Guaranty and any Repurchase Amounts payable to Owner under Section 4.9 for failure to meet such obligations are in the nature of liquidated damages, and not a penalty, and are fair and reasonable estimate of compensation for the losses that Owner may reasonably be anticipated to incur by such failure. Operator hereby (i) waives any argument that its failure to comply with its obligations set forth in Section 4.9 would not cause Owner irreparable harm, (ii) agrees that it shall be estopped from arguing the invalidity, or otherwise questioning the reasonableness, of the liquidated damages provided for herein, and (iii) agrees that it will consent to the entry of judgment ordering payment of such liquidated damages in any court of competent jurisdiction.

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Operator and Owner each agree that Owner shall be under no obligation to submit any dispute regarding the payment of any Repurchase Amount when due to the dispute resolution mechanism set forth in Section 13.5, but may rather immediately pursue whatever rights it has available under this Agreement, at law or in equity in accordance with Section 13.6 herein.
Section 10.7    Survival. The Parties’ respective rights and obligations under this ARTICLE XII shall survive any total or partial termination of this Agreement.
Section 10.8    After-Tax Basis.
All tax-related indemnity payments pursuant to this ARTICLE XII which are taxable to the recipient shall be made on a grossed-up, after-tax basis, assuming for this purpose that all such indemnity payments are taxable at the highest applicable marginal rate in effect each year under Code Section 11(b)(1).
ARTICLE XI.
MISCELLANEOUS PROVISIONS
Section 11.1    Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of Owner and Operator.
Section 11.2    Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but any such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.
Section 11.3    Notices. All notices, provisions of Documentation, reports, certifications, or other documentation, and other communications hereunder shall be in writing and shall be deemed given when received if delivered personally or by facsimile transmission with completed transmission acknowledgment or by electronic mail, or when delivered if mailed by overnight delivery via a nationally recognized courier or registered or certified first class mail (return receipt requested), postage prepaid, to the recipient Party at its below address (or at such other address or facsimile number for a Party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof and that any notice provided by electronic mail will be followed promptly by another form of notice consistent with this Section 13.3 and will be effective when such follow-up notice is deemed effective):

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To Operator:	Bloom Energy Corporation 4353 N. 1st Street, San Jose CA 95134 Attention: Scott Reynolds Email: [*] and to: Bloom Energy Corporation 4353 N. 1st Street, San Jose CA 95134 Attention: General Counsel
To Owner:	Diamond State Generation Partners, LLC c/o SP Diamond State Class B Holdings, LLC 30 Ivan Allen Jr. Blvd. Atlanta, GA 30308 Attention: General Counsel and Corporate Secretary

with copies to (which copies shall not constitute notice):
Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
150 Fayetteville Street, Suite 2300
Raleigh, NC 27601
Attention: Timothy S. Goettel
Telephone: [*]
Email: [*]
and

Assured Guaranty Municipal Corp.
1633 Broadway
New York, New York 10019
Attention: General Counsel
Email: [*]

Section 11.4    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns (including by operation of law), but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the other Party (to be granted in the other Party’s sole discretion), provided that (i) Owner may assign its indemnification rights to Site Landlords as set forth in Section 12.3 upon notice to Operator, (ii) Owner may assign all of its right, title and interest in and to this Agreement to an Affiliate wholly owned (directly or indirectly) by The Southern Company or Assured Guaranty Municipal Corp. without the prior consent of Operator (provided that such assignee Affiliate shall assign this Agreement back to Owner at any future date that such assignee is no longer an Affiliate of Owner), (iii) Owner may make such an assignment without Operator’s consent to a successor to substantially all of Owner’s business, whether in a merger, sale of stock, sale of membership interests, sale of assets or other transaction (other than a transaction with an entity that is a competitor of Operator or its Affiliates, unless consented to under the provisions of Section 13.4(b)), and (iv) Operator shall be entitled to

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subcontract any of its obligations under this Agreement without consent (except as set forth in Section 13.14) or to assign its obligations under this Agreement to an Affiliate under common ownership with Operator, provided further that (X) such assignment or subcontracting shall not excuse Operator from the obligation to competently perform any subcontracted or assigned obligations or any of its other obligations under the Agreement and (Y) nothing in this Agreement shall be deemed to require the consent of any Party with respect to any change in control, merger or sale of all or substantially all of the assets of Southern Power Company, Assured Guaranty Municipal Corp., or Operator. Any purported assignment or delegation in violation of this Section shall be null and void.
(a)    In the event of an assignment by Owner or other transaction described in clause (iii) of Section 13.4(a), Owner shall notify Operator of the identity of the proposed assignee or successor in writing, and Operator shall have the right to consent to such assignment or transaction in the event that Operator reasonably believes such proposed assignee to be a competitor of Operator. Operator shall notify Owner of its determination within ten (10) Business Days of receipt of notice from Owner hereunder. If Operator notifies Owner that it has determined that the proposed assignee is a competitor of Operator and that Operator is electing to withhold consent, then Owner shall be prohibited from consummating the proposed transaction unless it has been finally determined that such proposed assignee is not a competitor of Operator.
(b)    Any disputes regarding Operator’s determination of a proposed assignee as a competitor to Operator shall be resolved as follows:
(i)    Owner will promptly provide written notification of the dispute to Operator within five (5) Business Days after notice by Operator that it has determined the proposed assignee to be a competitor and that it is withholding its consent. Thereafter, a meeting shall be held promptly between the Parties, attended by Operator’s Chief Financial Officer and Owner’s Chief Financial Officer or President, to attempt in good faith to negotiate a resolution of the dispute, provided, that either Party may elect to escalate the dispute to the Parties’ respective Chief Executive Officer at any time.
(ii)    If the Parties are not successful in resolving a dispute within ten (10) Business Days of the meeting called for above, the dispute shall be submitted, within ten (10) Business Days thereafter, to a mediator with energy industry experience. The Parties shall cooperate with and provide such documents, information and other assistance as is requested by the mediator to assist in efforts to resolve the dispute. The costs of the mediator shall be borne equally by the Parties.
(iii)    If efforts to mediate are not successful within thirty (30) days of submitting the dispute to the mediator, both Parties will retain all legal remedies available to them.

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Section 11.5    Dispute Resolution; Service of Process.
(a)    Except as provided in Section 12.6 and Section 13.4(c), in the event a dispute, controversy or claim arises hereunder, including any claim whether in contract, tort (including negligence), strict product liability or otherwise, the aggrieved Party will promptly provide written notification of the dispute to the other Party within ten (10) days after such dispute arises. Thereafter, a meeting shall be held promptly between the Parties, attended by Representatives of the Parties with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute. If the Parties are not successful in resolving a dispute within twenty-one (21) days of such meeting, then, subject to the limitations on remedies set forth in Section 11.3 and Section 11.4 and ARTICLE XII, either Party may pursue whatever rights it has available under this Agreement, at law or in equity in accordance with Section 13.6 herein.
(b)    In the event of any dispute arising out of or relating to this Agreement, each Party hereby consents to service of process made to the addressees set forth in Section 13.3 herein either by overnight delivery by a nationally recognized courier or by certified first class mail, return receipt requested, and hereby acknowledges that service by such means shall constitute valid and lawful service of process against the Party being served.
Section 11.6    Governing Law, Jurisdiction, Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW OR OTHER PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK WITH RESPECT TO ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO ANY SUCH DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.
Section 11.7    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile, portable document format or other electronic means (including services such as DocuSign) will be considered original signatures, and each Party shall thereafter promptly deliver original signatures to the other Party.

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Section 11.8    Interpretation. The article, section and schedule headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.
Section 11.9    Entire Agreement. This Agreement, the other Transaction Documents, the Intellectual Property License Agreement, and the exhibits, schedules, documents, certificates and instruments referred to therein, embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. Each Party acknowledges that, in agreeing to enter into this Agreement, it has not relied on any representation, warranty, collateral contract or other assurance (except those in this Agreement or any other agreement entered into on the date of this Agreement between the Parties) made by or on behalf of any other Party at any time before the signature of this Agreement. Each Party waives all rights and remedies which, but for the immediately preceding sentence, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.
Section 11.10    Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between Owner and Operator, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and Owner and Operator hereby waive the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.
Section 11.11    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.
Section 11.12    Further Assurances. Each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated by this Agreement.
Section 11.13    Independent Contractor. Operator shall perform the Facility Services and act at all times as an independent contractor, and shall be solely responsible for the means, methods, techniques, sequences, and procedures

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employed for execution and completion of the Facility Services. Nothing in this Agreement shall be interpreted or applied so as to make the relationship of any of the Parties that of partners, joint venturers or anything other than the relationship of customer and independent contractor. Notwithstanding anything to the contrary herein, including Operator’s obligation to perform on behalf of Owner certain of Owner’s obligations under the Tariff, Interconnection Agreements, and Site Leases, neither Operator nor any of its employees, agents, subcontractors or Representatives shall be considered an employee, agent, subcontractor or Representative of, nor under the control of, Owner under this Agreement. Operator shall at all times maintain supervision, direction and control over its employees, agents, subcontractors and Representatives as is consistent with and necessary to preserve its independent contractor status, and Operator shall be responsible to Owner for the acts and omissions of each such employee or subcontractor.
Section 11.14    Service Providers. Operator may appoint one or more unrelated third party(ies), who is appropriately qualified, licensed, and financially responsible, to perform Facility Services throughout the Term. Operator shall submit such appointment of any Major Service Provider to Owner for its prior written approval, which approval shall not be unreasonably withheld or delayed. No such appointment nor the approval thereof by Owner, however, shall relieve Operator of any liability, obligation, or responsibility resulting from a breach of this Agreement. “Major Service Provider” means any Service Provider that Operator proposes to engage to perform any Facility Services for which the aggregate compensation to such Service Provider in any calendar year is expected to be greater than ten percent (10%) of the aggregate amount paid to Operator as Service Fees pursuant to this Agreement in the applicable calendar year. The Parties agree that each of the Major Service Providers set forth on Schedule 13.14 hereof are approved for all purposes by Owner as of the Agreement Date. Each subcontractor (of any tier, Service Providers, Major Service Providers, and Service Technicians) must be a reputable, qualified firm with an established record of successful performance in its trade, and shall obtain and maintain such insurance coverages having such terms as set forth in Annex B to the extent applicable to the work to be performed by such subcontractor. Operator shall not be relieved from its obligation to provide any services hereunder if a subcontractor agrees to provide any or all of such services. No subcontractor is intended to be or will be deemed a third-party beneficiary of this Agreement. Nothing contained herein shall create any contractual relationship between any subcontractor and Owner or obligate Owner to pay or cause the payment of any amounts to any subcontractor, including any payment due to any third party. Operator shall not permit any subcontractor to assert any Lien against any Bloom System, or attach any Lien other than a Permitted Lien. None of Operator’s employees, subcontractors or any such subcontractor’s employees will be or will be considered to be employees of Owner. To the extent that any Site Landlord has the right to request removal of any Operator or subcontractor personnel under a Site Lease, Operator shall cooperate with Owner in complying with the terms and conditions of such Site Lease including by, upon written notification by

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Owner that the performance, conduct or behavior of any Person employed by Operator or one of its subcontractors is unacceptable to the applicable Site Landlord, promptly stopping such Person from performing any obligations hereunder and/or removing such Person from the applicable Site. Additionally, Owner may bring to Operator’s attention any concerns regarding the performance, conduct or behavior of any Person employed by Operator or one of its subcontractors, which concerns Operator shall consider in good faith and thereafter take such action as Operator deems appropriate under the circumstances. Operator will be fully responsible for the payment of all wages, salaries, benefits and other compensation to its employees and for payment of any Taxes due because of its work hereunder.
Section 11.15    Rights to Deliverables. Owner agrees that Operator shall, except as expressly set forth herein, retain all rights, title and interest, including Intellectual Property rights, in any Training Materials provided to Owner in connection with the services performed hereunder. “Training Materials” means any and all materials, documentation, notebooks, forms, diagrams, manuals and other written materials and tangible objects, describing how to operate and maintain the Facilities or perform any of the Installation Services and/or Facility Services (if applicable), including any corrections, improvements and enhancements which are delivered by Operator to Owner, but excluding any Documentation or other data and reports delivered to Owner in respect of any Facilities.
Section 11.16    Limitation on Export. Owner agrees that it will not export, re-export, resell, ship or divert directly or indirectly any Facility or any part thereof in any form or technical data or Software furnished hereunder to any country prohibited by the United States Government or any other Governmental Authority, or for which an export license or other Governmental Approval is required, without first obtaining such license or approval.
Section 11.17    Time of Essence. Time is of the essence with respect to all matters contained in this Agreement.
Section 11.18    No Rights in Third Parties. Except as otherwise specified herein, (a) nothing in this Agreement nor any action taken hereunder shall be construed to create any duty, liability or standard of care to any Person that is not a Party, (b) no Person that is not a Party shall have any rights or interest, direct or indirect, in this Agreement or the services to be provided hereunder and (c) this Agreement is intended solely for the benefit of the Parties, and the Parties expressly disclaim any intent to create any rights in any third party as a third-party beneficiary to this Agreement or the services to be provided hereunder.
Section 11.19    No Modification or Alteration of DSGP Operating Agreement. Notwithstanding anything to the contrary herein and for the avoidance of doubt, (a) nothing in this Agreement shall affect or modify the rights or obligations of the members of Owner under the DSGP Operating Agreement, and (b) no Owner Manager shall have authority to take any action or agree to take any action that

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would violate the DSGP Operating Agreement or that would require the consent or approval of any member or the managing member of Owner under the DSGP Operating Agreement (unless such consent or approval is first obtained).
Section 11.20    Amendment and Restatement of First A&R MOMA. By their execution and delivery of this Agreement, the Parties hereby amend and restate in its entirety the First A&R MOMA. From and after the date hereof, (a) the Parties’ mutual understanding of each of the matters set forth herein shall be governed by the terms of this Agreement, and (b) any reference to the First A&R MOMA in any other agreement(s) shall be understood to refer to this Agreement.
[remainder of page intentionally left blank]

IN WITNESS WHEREOF, Owner and Operator have caused this Second Amended and Restated Master Operations and Maintenance Agreement to be signed by their respective duly authorized officers as of the Agreement Date.

OWNER:
DIAMOND STATE GENERATION PARTNERS, LLC a Delaware limited liability company

By: ____________________________
Name:
Title:

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OPERATOR:
BLOOM ENERGY CORPORATION a Delaware corporation

By: ____________________________
Name:
Title:

[Signature Page to Second Amended and Restated Master Operations and Maintenance Agreement]
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Annex A
Minimum Power Product and Minimum kWh Example Calculations
Output Warranty
Assumptions

•	Aggregate System Capacity of Bloom Systems in Project: 27,500 kW

•	Hours in applicable Calendar Quarter: (8760 hours/year)*(1 year/4 Quarters) = 2,190 hours

•	Hours subject to Exclusion under Section 4.8: 2.19 (0.1% of Hours in applicable Calendar Quarter as modeled)
Calculations

•	Minimum Power Product = (27,500kW) * [*] = [*]kW
Minimum kWh = ([*]kW) * ([*] - [*]) = [*] kWh

ANNEX A-1
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Annex B
Insurance
Insurance. At all times during the Term, without cost to Owner, Operator shall maintain in force and effect the following insurance with insurance companies rated “A-” or better, with a minimum size rating of “X” by AM Best’s Insurance Guide and Key Ratings (or an equivalent rating by another nationally recognized insurance rating agency of similar standing if AM Best’s Insurance Guide and Key Ratings shall no longer be published) or other companies reasonably satisfactory to Owner, which insurance shall not be subject to cancellation, termination or other material adverse changes unless the insurer delivers to Owner written notice of the cancellation, termination or change at least thirty (30) days in advance of the effective date of the cancellation, termination or material adverse change or if notice from the insurer to Owner of material adverse change is not available on commercially reasonable terms then Operator shall provide Owner with such notice as soon as reasonably possible after becoming aware of such change. For the avoidance of doubt, the insurance required hereunder shall only pertain to Operator’s Facility Services (including, for clarity, any removal or restoration services provided by Operator):
(a)Worker's Compensation Insurance as required by the laws of the state in which Operator’s employees are performing Facility Services;
(b)Employer's liability insurance with limits at policy inception not less than One Million Dollars ($1,000,000.00) per occurrence;
(c)Commercial General Liability Insurance, including bodily injury and property damage liability (arising from premises, operations, contractual liability endorsements, products liability, or completed operations) with limits not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) annual aggregate limit at policy inception;
(d)If there is exposure, automobile liability insurance in accordance with prudent industry practice with a limit of not less than One Million Dollars ($1,000,000.00), combined single limit per occurrence;
(e)Umbrella liability insurance acting in excess of underlying employer’s liability, commercial general liability and automobile liability policies with limits not less than Fifteen Million Dollars ($15,000,000.00) per occurrence, except that any subcontractors shall be required to maintain such insurance with limits of not less than Three Million Dollars ($3,000,000.00);
(f)Professional errors and omission insurance with a limit of not less than One Million Dollars ($1,000,000.00) per occurrence; and

ANNEX B-1
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(g)Environmental/pollution liability insurance with a limit of not less than Ten Million Dollars ($10,000,000.00) per claim.
Operator shall cause Owner to be included as additional insured to all insurance policies required in accordance with the provisions of this Agreement except for worker’s compensation. The required insurance must be written as a primary policy not contributing to or in excess of any policies carried by Owner, and each must contain a waiver of subrogation in favor of Owner.
Additionally, Operator shall procure and maintain any insurance coverages (if any) with respect to commercial general liability and excess liability required to be carried by Owner’s contractors and service providers pursuant to a Site Lease pursuant to policies that comply with all requirements set forth in such Site Lease.
Additional Insurance. To the extent that a Material Contract (as defined in the ECCA) requires Operator to maintain additional insurance coverage, higher limits or any other insurance requirement because of Operator’s undertakings pursuant to this Agreement (“Required Insurance”), Operator shall obtain and maintain the Required Insurance for as long as required under such Material Contract.
Operator shall provide Owner with evidence of compliance with these insurance requirements when requested by Owner from time to time on a reasonable basis.

ANNEX B-2
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Annex C
Sample Output Guaranty Calculation

Sample Output Guaranty Calculation

Assumptions
Number of Bloom Systems	50
System Capacity	250	kW
Output Guaranty	[*]%
Days in Month	30
Exclusion Hours	0

Monthly Minimum kWh
#VALUE!	[*]	kWh

ANNEX C-1
DM_US 164459510-10.107145.0012

Annex D
Sample Output Warranty Calculation

Sample Output Warranty Calculation

Assumptions
Number of Bloom Systems	50
System Capacity	250	kW
Output Guaranty	[*]%
Days in Month	30
Exclusion Hours	0

Monthly Minimum kWh
#VALUE!	[*]	kWh

ANNEX D-1
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Exhibit A

Parties’ Managers

Operator: [*]
Owner: [*]

Exhibit A-1
DM_US 164459510-10.107145.0012

Exhibit B

Service Fees

Year	Service Fees ($/kW/month)
Manufacturer’s Warranty Period	N/A
Warranty Year 2	$[*]
Warranty Year 3	$[*]
Warranty Year 4	$[*]
Warranty Year 5	$[*]
Warranty Year 6	$[*]
Warranty Year 7	$[*]
Warranty Year 8	$[*]
Warranty Year 9	$[*]
Warranty Year 10	$[*]
Warranty Year 11	$[*]
Warranty Year 12	$[*]
Warranty Year 13	$[*]
Warranty Year 14	$[*]
Warranty Year 15	$[*]
Warranty Year 16	$[*]
Warranty Year 17	$[*]
Warranty Year 18	$[*]
Warranty Year 19	$[*]
Warranty Year 20	$[*]
Warranty Year 21	$[*]
Warranty Year 22	$[*]
Warranty Year 23	$[*]
Warranty Year 24	$[*]
Warranty Year 25	$[*]
Warranty Year 26	$[*]
Warranty Year 27	$[*]
Warranty Year 28	$[*]
Warranty Year 29	$[*]
Warranty Year 30	$[*]

Exhibit B-1
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Exhibit C

Operator Corporate Safety Plan

At all times during the Term, Operator shall maintain at Operator’s corporate headquarters and adhere to Operator’s written corporate safety programs, which shall include the following programs:

▪ Contractor Environmental Health & Safety Program
▪ Injury and Illness Prevention Program
▪ Heat Illness Prevention Program ▪ RCRA Contingency Plan and Emergency Procedures ▪ SPCC Plan
▪ Emergency Action and Fire Prevention Plan
▪ Hazard Communication Program
▪ Corporate Electrical Standard – Specific Electrical Safe Work Practices
▪ Electrical Safety Awareness
▪ Lockout/Tagout
▪ Fall Protection Program (Working at Heights)
▪ Ladder Safety Program
▪ Powered Industrial Trucks (PIT)
▪ Hoist Safety Program
▪ Personal Protective Equipment (PPE)
▪ Respiratory Protection Program
▪ Hearing Conservation Program
▪ Hand and/or Powered Tools Safety Program
▪ Hot Work Process
▪ First Aid / CPR Program

(the foregoing, collectively, the “Operator Corporate Safety Plan”).

Exhibit C-1
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Exhibit D
Operator Subcontractor Quality Plan
Operator will adhere to the following standards and processes as applicable when engaging subcontractors for performance under this Agreement.

▪	General contractors will be subject to the terms and conditions set forth in The American Institute of Architects Document A107 – 2007 as amended in certain cases

▪	General contractors are required to complete a Bloom Energy Contractor Qualification Training Program

▪	General contractor superintendents and foremen must be certified and qualified by Operator to be on site

▪	Standard safety protocols will be observed at all times:

▪	Site superintendents are OSHA30 certified

▪	Operator superintendents ensure general contractors follow all local and state OSHA and owner requirements

▪	Confirmation of “Injury and Illness Prevention Program”

▪	Operator included in the ISN program – 3rd party safety evaluation

▪	A project superintendent assigned by Operator will review subcontractor work according to a standard site verification check list

▪	Contractors will submit Contractor Quality Guarantees for each site providing written verification of points of assurance including torques per site, Megger testing and line flushing

▪	Prestart verification conducted for all sites to review and confirm the quality of subcontractor work

▪	All incidents are logged in a database and reviewed on an ongoing basis by Operator quality management

▪	Quarterly business reviews conducted with general contractors to formally review incident data and mitigate process and workmanship issues

Exhibit D-1
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Exhibit E
Environmental Compliance Duties

Without limiting any other obligations of Operator in respect of Environmental Requirements and Legal Requirements, Operator shall perform under this Agreement in compliance with the following:

▪	Comply with all terms, conditions and limitations of all Permits, including the following related to air Permits:

▪	Records of daily, monthly and annual natural gas fuel consumption by the fuel cells

▪	Records of the sulfur content of the natural gas utilized to operate the fuel cells

▪	Documentation that the desulfurization canisters are operated and maintained according to manufacturer’s recommendations and good engineering practices

▪	Records of all routine and non-routine maintenance at the Facility relating to environmental health and safety

▪	Calculate and record monthly the 12-month rolling total emissions for nitrogen oxide, carbon monoxide, volatile organic compounds and sulfur dioxide

▪	Comply with the Spill Prevention Control and Countermeasure (SPCC) regulations including the following:

▪	Maintain an accurate and current SPCC Plan

▪	Compliance with the spill response procedure

▪	Maintain accurate records of spill logs

▪	Conducting routine inspections and maintaining accurate records of the inspections

▪	Comply with the Resource Conservation and Recovery Act (RCRA) regulations and any applicable State and local laws and regulations.

▪	Sites classified as a Large Quantity Generator of hazardous waste shall comply with the RCRA regulations and any applicable State and local laws and regulations including the following:

▪	Accurate account of quantity limits of hazardous waste generated per month

▪	EPA ID Number

▪	Ensure hazardous waste is removed within the appropriate time limits

▪	Compliance of storage and management of containers, tanks, drip pads or containment buildings

Exhibit E-1
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▪	Conduct hazardous waste management and emergency procedures training for appropriate personnel

▪	Maintain the Contingency Plan and Emergency Procedures plan

▪	Hazardous waste should be packaged and labeled properly for shipment off site to an approved RCRA facility for treatment, storage, and disposal

▪	Maintain accurate tracking of hazardous waste transportation

▪	Preparation and submittal of Biennial Reports

▪	Reporting of required signed manifests not received back
Maintain accurate records of waste testing, manifests, biennial reports and exception reports

Exhibit E-2
DM_US 164459510-10.107145.0012

SCHEDULE 3.2

OPERATION AND MAINTENANCE PROCEDURES

Operator will perform the following operation and maintenance activities for each Facility, to the extent necessary to cause such Facility to perform in accordance with the Warranty Specifications:

▪	Annual maintenance activities:

▪	[*]

▪	[*]

▪	[*]

▪	[*]

▪	[*]

▪	[*]

▪	[*]

▪	[*]

▪	[*]

▪	[*]

▪	[*]

▪	[*]

▪	[*]

▪	Site obligations:

▪	An e-mail announcement of a service appointment will be sent to address(es) specified by the client informing of a service visit in advance of a service visit

▪	Field Service personnel will sign in at a security office as required by client

▪	Field Service personnel will safely and securely maintain and repair the systems as needed in accordance with our established and released procedures

▪	Bloom HR and EH&S will work with clients to fulfill requirements for certification of drug testing, training, and other Environmental Health & Safety (EH&S) procedures

▪	Site visit protocols:

▪	Works with customers and Product Development to resolve issues

▪	Provides detailed documentation for each maintenance element performed

▪	Inspection of installed equipment to ensure peak performance

▪	Inspection of all components to ensure proper operation within product and environmental specifications

Schedule 3.2-1
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▪	Clearly and professionally interact with customer regarding status of site visits, performance of their systems and general fuel cell education

▪	Spare Parts

▪	Bloom Energy Product Support maintains a list of all spare parts including field replaceable units (FRUs) and consumables for each of its commercial products and BOF

▪	Spare parts are stocked in localized third party logistics depots in each service zone

▪	The most common and most critical parts are stocked in each local depot and replenished on a weekly schedule

▪	Parts not stocked in localized depots are dispatched from our Milpitas, CA warehouse via FedEx or other carriers and couriers

▪	Failure Response Protocol:

[*]

▪	Emergency Response Protocol:

▪
Contact lists of BE personnel to be contacted during normal business hours and during off hours (24-7-365 emergency escalation path) are provided for each region where Bloom Systems are located in order to remedy situations posing a risk to persons or property

▪	Remote shutdown from Bloom RMCC if required

▪	Emergency power off button provided onsite

▪	Remote monitoring:

▪	24/7/365 performance monitoring and control of fleet

▪	1st level troubleshooting

▪	Cross-functional interface with engineering, software, controls, quality

▪	Optimize performance

▪	Support new customer site start-ups

▪	Customer performance analysis – daily

▪	Standards Compliance:

▪	Complies with Rule 21 interconnection

▪	ANSI/CSA FC 1: Stationary Fuel Cell Power Systems – Safety

▪	IEEE 1547 – Standard for Interconnecting Distributed Resources with Electric Power Systems

▪	NFPA 853 – The Standard for Installation of Stationary Fuel Cell Power Systems

▪	NFPA 70 – The National Electrical Code

▪	NFPA 54 – The National Fuel Gas Code

Schedule 3.2-2
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▪	Subcontracted Services. The following may in some cases be performed by subcontractors:

▪	Water DI system replenishment

▪	STS and transfer switch maintenance and repair

▪	Some annual maintenance and upgrade work

▪	Filter delivery, replacement, removal

▪	High Voltage transformer and switchgear maintenance

▪	Circuit breaker and similar maintenance

▪	Some fuel cell module performance upgrades

▪	NG conditioning canister replacement

▪	Management Staff:

▪	Customer Installations Group (CIG) – Turnkey design, engineering, procurement, permitting and installation

▪	Services – Commissioning, operations and monitoring of Bloom Systems

▪	Customer Experience – Interface with customer

▪	PPA Operations – Certain administrative duties

▪
All Bloom Systems are instrumented to securely record over 1000 data points per Bloom System and stored in a Data Historian that resides in a Secure Co-located Data Center and Backed Up for data recovery

▪	CIG and Service employees are subject to drug tests, background checks and other screening protocols based on customer site requirements

▪	Bloom Energy maintains a Code of Safe Practices and ensures that copies are provided to all applicable field service technicians and includes:

▪	Injury and illness prevention program

▪	Required Personal Protection Equipment (PPE)

▪	Corporate EH&S Standard

▪	Proper use of Powered Industrial Trucks

▪	Contracted Crane Operations

▪	Ladder safety program

▪	Electrical Safety and Lock-Out Tag-Out (LOTO)

▪	Fall protection

▪	First Aid/CPR program

▪	Contractor EH&S program

▪	Bloom Energy Safety Commitment

Schedule 3.2-3
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SCHEDULE 5.1(A)(VII)

CERTAIN REPORTING REQUIREMENTS

The following data will be recorded by Operator for 1 minute intervals and transmitted by Operator to Owner pursuant to a secure file transfer protocol (FTP) on an hourly basis.
Facility Level Data

Description	CSV Tag Name	Data Type	Scale	Data Format
Total KW Stamp total power	Stamp_Total_Power	Analog	10	KW
Total KWh Cumulative Stamp Energy Output	Stamp_Totalizer_Energy	Analog	1	KWH
Fuel Consumption Cumulative Stamp Fuel Usage	Stamp_Totalizer_Fuel	Analog	100	MCF
Fuel Flow Stamp Total Fuel Flow	Stamp_Total_Fuel_Flow	Analog	10	SCFM
Efficiency Efficiency of the entire site based on fuel consumption, fuel heating value, and energy production.	Stamp_Efficiency	Analog	10%
Fuel Pressure Stamp Total Fuel Pressure	Stamp_Fuel_Pressure	Analog	10	PSI
Water Pressure Stamp Water Pressure	Stamp_Water_Pressure	Analog	10	PSI
Run Time Stamp Run Hours	Stamp_Run_Time	Analog	100	Days
EPO Status Emergency Power Off Status	EPO_Status	Digital	-

Bloom System Data

Schedule 5.1(a)(vii)-1
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Description	CSV Tag Name	Data Type	Scale	Data Format
ES0# KW Energy Server Total Power	Stamp_Total_Power	Analog	10	KW

Schedule 5.1(a)(vii)-2
DM_US 164459510-10.107145.0012

SCHEDULE 13.14
MAJOR SERVICE PROVIDERS

▪	[*]

▪	[*]

▪	[*]

Schedule 13.14-1
DM_US 164459510-10.107145.0012